Exhibit 2.1

The representations and warranties contained in this agreement were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts and are qualified by information in disclosure schedules that the parties exchanged in connection with the signing of this agreement. Moreover, the representations and warranties were made only as of the date of execution of this agreement and information concerning the subject matter of the representations and warranties may change after the date of this agreement. Only parties to this agreement have a right to enforce the agreement. Accordingly, third parties, including securityholders and prospective investors, should not rely on the representations and warranties in this agreement.

Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

AGREEMENT AND PLAN OF MERGER

by and among

AEROVIRONMENT, INC.

TROPIC MERGER SUB, INC.,

TOMAHAWK ROBOTICS, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Stockholder Representative,

dated as of

August 18, 2023

TABLE OF CONTENTS

i

TABLE OF CONTENTS (continued)

Page

Section 4.19	Environmental and Safety Matters	55
Section 4.20	Names and Locations; Officers, Bank Accounts and Powers of Attorney	55
Section 4.21	Customers and Suppliers	56
Section 4.22	Inventory	56
Section 4.23	International Trade & Anti-Corruption Matters	57
Section 4.24	Affiliated Transactions	57
Section 4.25	Data Privacy	58
Section 4.26	Government Contracts and Government Contract Bids	59
Section 4.27	Company Waterfall	62
Section 4.28	COVID-19	62
Section 4.29	No Disqualifying Events	62
Section 4.30	No Additional Representations	62

Article V. REPRESENTATIONS AND WARRANTIES OF Purchaser AND MERGER SUB		63

Section 5.01	Organization; Authorization	63
Section 5.02	Governmental Approval	63
Section 5.03	Brokerage	63
Section 5.04	Litigation	66
Section 5.05	Ownership of Merger Sub; No Prior Activities	64
Section 5.06	Non-Contravention	64
Section 5.07	Financing	64
Section 5.08	No Reliance	64
Section 5.09	No Disqualifying Events	65
Section 5.10	No General Solicitation	65
Section 5.11	No Additional Representations	65

Article VI. COVENANTS		66

Section 6.01	Conduct of Business Prior to the Closing	66
Section 6.02	Access	67
Section 6.03	No Solicitation of Other Bids	67
Section 6.04	Consents; Information Statement	68
Section 6.05	Director and Officer Liability and Indemnification	68
Section 6.06	Public Announcements	69
Section 6.07	Transfer Taxes	69
Section 6.08	Tax Matters	70
Section 6.09	R&W Insurance Policy	73
Section 6.10	Further Assurances	73
Section 6.11	Section 280G	73
Section 6.12	Employees and Benefits	74
Section 6.13	Standstill	75

Article VII. CONDITIONS TO CLOSING		75

Section 7.01	Condition to Obligations of All Parties	75
Section 7.02	Conditions to Obligations of Purchaser	75
Section 7.03	Conditions to Obligations of the Company	76
Section 7.04	Waiver	77

TABLE OF CONTENTS (continued)

SCHEDULES & EXHIBITS

SCHEDULES

Disclosure Schedules
Schedule I – Permitted Related Party Transactions
Schedule II – Company Severance Obligations
Schedule III – Indemnity Pro Rata Percentages
Schedule IV – Major Non-Founders
Schedule V – Proposed Option Grantees

EXHIBITS

Exhibit A – Form of Certificate of Merger
Exhibit B – Form of Convertible Note Cancellation Agreement
Exhibit C-1 – Form of Joinder Agreement (Founders)
Exhibit C-2 – Form of Joinder Agreement (Major Non-Founders)
Exhibit C-3 – Form of Joinder Agreement (Remaining Stockholders)
Exhibit D – Illustrative Net Working Capital Calculation
Exhibit E – Form of Option Surrender Agreement
Exhibit F – Paying Agent Agreement
Exhibit G – Form of Written Consent
Exhibit H – Form of Letter of Transmittal
Exhibit I – Form of Resignation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on August 18, 2023, by and among (a) AeroVironment, Inc., a Delaware corporation (“Purchaser”), (b) Tropic Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“Merger Sub”), (c) Tomahawk Robotics, Inc., a Delaware corporation (the “Company”), and (d) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (the “Stockholder Representative”). Each of the above-referenced parties is sometimes herein referred to individually as a “Party”. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I.

RECITALS

WHEREAS, Purchaser desires to acquire one hundred percent (100%) of the issued and outstanding capital stock of the Company pursuant to the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Purchaser and Merger Sub have authorized, adopted and approved this Agreement and the Merger and determined and declared that this Agreement and the Merger are desirable and in the best interests of their respective companies and stockholders;

WHEREAS, the board of directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders and has approved this Agreement and the Merger and declared their advisability, and (ii) recommended the adoption of this Agreement and approval of the Merger by the Stockholders in accordance with the DGCL; and

WHEREAS, for U.S. federal, and applicable state and local, Income Tax purposes, the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code and the parties intend to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

Article I.
DEFINITIONS

“280G Approval” has the meaning set forth in Section 6.11.

“AAA” has the meaning set forth in Section 10.14.

“Accountants” has the meaning set forth in Section 3.06(b).

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act, provided that such Person has completed an Accredited Investor Questionnaire in a manner satisfactory to Purchaser within fifteen (15) days following Purchaser’s initial public announcement of the execution and delivery of this Agreement (or such later date as permitted by Purchaser in its sole discretion).

“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Stockholders as either Accredited Investors or Non-Accredited Investors in form and substance reasonably satisfactory to Purchaser and the Company.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

“Action” means any claim, action, complaint, suit, charge, grievance, cause of action, demand, lawsuit, arbitration, mediation, inquiry, hearing, audit, Order, assessment, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, in each case, of any nature, civil, criminal, administrative, judicial, investigative, regulatory or otherwise, whether at Law or in equity, public or private, including any of the foregoing that is commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Active Government Contract” has the meaning set forth in Section 4.26(a).

“Active Government Contract Bid” has the meaning set forth in Section 4.26(a).

“Additional Merger Consideration” means (a) the amount (if any) released from the Adjustment Holdback Amount or paid by Purchaser, in each case, to the Paying Agent (for further distribution to the Stockholders in accordance with the Company Waterfall) pursuant to Section 3.06, plus (b) the amount (if any) released from the Indemnity Holdback Amount to the Paying Agent (for further distribution to the Stockholders in accordance with the Company Waterfall) pursuant to Section 8.08.

“Additional Merger Consideration Pro Rata Percentage” means with respect to each share of Company Stock, the percentage of the Additional Merger Consideration applicable to such series of Company Stock set forth in the Company Waterfall.

“Adjusted Closing Consideration” means (a) the Enterprise Value, plus (b) Final Closing Cash, minus (c) Final Closing Indebtedness, minus (d) Final Closing Transaction Expenses, minus (e) the positive amount (if any) by which the Net Working Capital Target exceeds Final Closing Net Working Capital, plus (f) the positive amount (if any) by which the Final Closing Net Working Capital exceeds the Net Working Capital Target minus (g) the Expense Fund Amount.

“Adjustment Holdback Amount” means $100,000.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.23.

“Arbitrable Dispute” has the meaning set forth in Section 10.14.

“Arbitrator” has the meaning set forth in Section 10.14(b).

“Actual Purchaser Stock Closing Share Value” has the meaning set forth in the definition of “Stock Consideration Amount”.

“Associate” means, with respect to any Person, any immediate family member of such Person, any Affiliate of such Person, or any trust or estate as to which such Person serves as a trustee or in a similar capacity.

“Bank Accounts” has the meaning set forth in Section 4.20.

“Board Recommendation” has the meaning set forth in Section 4.01(b).

“Business” means the businesses of the Company as currently conducted and as proposed to be conducted as of the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which the banks in Los Angeles, California are authorized to be closed.

“Cap” means an amount equal to the Indemnity Holdback Amount.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash” means the cash and cash equivalents of the Company (excluding, for the avoidance of doubt, Restricted Cash), calculated in accordance with GAAP, net of the aggregate amount of all outstanding checks, pending wire transfers and drafts. For the avoidance of doubt, Cash may be a negative number.

“Cash/Stock Consideration Mix Requirement” has the meaning set forth in Section 6.08(g).

“Certificate” has the meaning set forth in Section 2.04(b).

“Certificate of Merger” means the Certificate of Merger in the form attached hereto as Exhibit A.

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, as in effect immediately prior to the Effective Time.

“Charter Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement, operating agreement or company agreement and the certificate of formation or organization of a limited liability company, (e) the trust agreement and any documents that govern the formation of a trust, (f) any document similar to any of the foregoing adopted, filed or entered into in connection with the creation, formation, organization or operation of a Person in any jurisdiction and (g) any amendment to any of the foregoing.

“Chosen Courts” has the meaning set forth in Section 10.14.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash” means the aggregate amount of Cash of the Company as of the Measurement Time.

“Closing Cash Pro Rata Percentage” means with respect to each share of Company Stock or Vested Option, the percentage of the Estimated Closing Cash Consideration applicable to such share of Company Stock or Vested Option, as applicable, set forth in the Company Waterfall.

“Closing Certificate” has the meaning set forth in Section 3.03(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Effective Time.

“Closing Items” has the meaning set forth in Section 3.06(a).

“Closing Net Working Capital” means the Net Working Capital as of the Measurement Time.

“Closing Stock Pro Rata Percentage” means with respect to each share of Company Stock, the percentage of the Stock Consideration applicable to such share of Company Stock set forth in the Company Waterfall.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses unpaid as of immediately prior to the Effective Time.

“COBRA” means Part 4 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means each Qualified Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, including the Tomahawk Robotics 401(k) Plan.

“Company Bring-Down Certificate” has the meaning set forth in Section 3.04(e).

“Company Conditions” has the meaning set forth in Section 7.03.

“Company Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium and whether written or oral, that relates to the business, products, services, research and development, Intellectual Property (including the Intellectual Property Assets), relationships and goodwill of the Company. Company Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, product design, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) Trade Secrets; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Authorization), Section 4.02 (Non-Contravention), Section 4.03 (Capitalization; Subsidiaries), Section 4.09 (Tax Matters) Section 4.13 (Brokerage), Section 4.23(b) (Affiliated Transactions), Section 4.27 (Company Waterfall), and the representations and warranties made by any Stockholder in Sections (b), (c), (e), (f), (h), (i), (j), (l), (y), (z), (aa) and (cc) of any Letter of Transmittal.

“Company Intellectual Property” means, collectively, all Intellectual Property Assets, together with any other Intellectual Property used in or necessary for the conduct of the Business.

“Company Products” means all products and services, including Software, that have been in the last three (3) years or are currently sold, leased, licensed, made available, marketed or distributed by or for the Company, including through ecommerce sites.

“Company Stock” means the Preferred Stock and the Common Stock.

“Company Waterfall” has the meaning set forth in Section 3.03(a).

“Compliance Certificate” has the meaning set forth in Section 3.04(d).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, by and between Purchaser and the Company, dated June 29, 2021, as amended and dated April 7, 2023.

“Continuing Employees” has the meaning set forth in Section 6.12(a).

“Contract” means any plan, undertaking, arrangement, concession, understanding, commitment between two or more parties that are legally enforceable under applicable Law or any contract, agreement, agreement in principle, franchise, permit, award, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage or loan agreement, in each case whether written or oral, other than Employee Benefit Plans, and together with any amendments, extensions, guaranties, restatements, supplements, waivers or other modifications thereto.

“Convertible Note Cancellation Agreement” means a Convertible Note Cancellation Agreement, in the form attached hereto as Exhibit B.

“Convertible Noteholders” means each of (a) NTV Frontier Fund L.P., (b) Scout Ventures Fund III, L.P., (c) TGEF III, L.P., (d) Jeffrey Leavitt and (e) ONE9 Venture Partners LP.

“Convertible Notes” means, collectively, each of the Unsecured Subordinated Convertible Promissory Notes, by and between the Company, on the one hand, and the applicable Convertible Noteholder, on the other hand.

“Convertible Notes Amount” means any amounts payable with respect to the Convertible Notes (including the termination and payoff thereof).

“Coronavirus Aid” has the meaning set forth in Section 4.28.

“D&O Indemnified Persons” has the meaning set forth in Section 6.05.

“D&O Tail Policy” has the meaning set forth in Section 6.05.

“Daily VWAP” means for each Trading Day during any calculation period, the per share volume-weighted average price of Purchaser Stock as reported by Bloomberg L.P. in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Purchaser Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Data Requirements” means, collectively, Privacy Laws, together with each of the following to the extent applicable to the privacy or security of Personal Information or Systems: (a) industry standards to which the Company publicly purports to comply (including PCI-DSS and NIST 800-171); (b) the Company’s own written external or internal policies; and (c) the requirements of any Contracts to which the Company is bound, in all cases, to the extent applicable to the Company.

“Deductible” means an amount equal to $390,000.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.

“Disqualifying Event” means any “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act.

“Dissenting Shares” has the meaning set forth in Section 2.12.

“Effective Time” has the meaning set forth in Section 2.01(b).

“EIDL Loan” means the indebtedness evidenced by that certain Loan Authorization and Agreement, dated June 25, 2020, by and between the Company and United States Small Business Administration.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), and (ii) each other employment, consulting, independent contractor, severance, termination, separation, transition, salary continuation, bonus, incentive, retirement, supplemental retirement, excess benefit, pension, profit sharing, deferred compensation, tax gross-up, employee loan, retention, transaction, sale bonus, change in control, profits interest, stock option, stock appreciation right, restricted stock, performance stock, deferred stock, phantom equity or other equity or equity-based incentive, savings, life, health, welfare, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption assistance, dependent assistance, employee assistance, tuition, vacation, hospitalization, sickness, death, paid-time-off, fringe benefit or other compensation or benefit plan, contract, program, agreement or arrangement of any kind, in each case whether written or unwritten and whether or not subject to ERISA (x) that is maintained, sponsored, contributed to or required to be contributed to by the Company, or (y) with respect to which the Company has or could reasonably be expected to have any current, potential or contingent Liability (including any Liability on account of any ERISA Affiliate).

“Employee Optionholder” means each Optionholder that is a current or former employee of the Company.

“Enterprise Value” means $120,000,000.

“Environmental and Safety Requirements” means, whenever in effect, all Laws and Orders, and all Contracts with Governmental Entities, relating to (a) human health and safety and worker/occupational health and safety, (b) pollution or protection of the environment or natural resources or (c) the presence, use, manufacturing, production, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any harmful or deleterious substances.

“Equity Interest” means, with respect to any Person, any share, capital stock, partnership interest, membership interest, trust interest, or other equity interest in such Person, or any option, warrant, profits interests, purchase rights, subscription rights, conversion rights, exchange rights or other similar right or security convertible, exchangeable or exercisable therefor, or any Contract that could require such Person to issue or sell, or otherwise cause to become outstanding, any of the foregoing.

“Equityholders” means, collectively, the Stockholders and each holder of Vested Options.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that at any relevant time is or was treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code.

“Estimated Closing Cash” has the meaning set forth in Section 3.03(a).

“Estimated Closing Cash Consideration” means the Estimated Closing Consideration minus the Stock Consideration Amount minus the Holdback Amount.

“Estimated Closing Consideration” means (a) the Enterprise Value, plus (b) Estimated Closing Cash, minus (c) Estimated Closing Indebtedness, minus (d) Estimated Closing Transaction Expenses, minus (e) the positive amount (if any) by which the Net Working Capital Target exceeds Estimated Closing Net Working Capital, plus (f) the positive amount (if any) by which the Estimated Closing Net Working Capital exceeds the Net Working Capital Target, minus (g) the Expense Fund Amount.

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.03(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 3.03(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.03(a).

“Excess Amount” has the meaning set forth in Section 3.06(d).

“Excluded Shares” has the meaning set forth in Section 2.02(b).

“Expense Fund” has the meaning set forth in Section 10.01(f).

“Expense Fund Amount” has the meaning set forth in Section 10.01(f).

“FAR” means the Federal Acquisition Regulation.

“Final Closing Cash” has the meaning set forth in Section 3.06(b).

“Final Closing Indebtedness” has the meaning set forth in Section 3.06(b).

“Final Closing Net Working Capital” has the meaning set forth in Section 3.06(b).

“Final Closing Transaction Expenses” has the meaning set forth in Section 3.06(b).

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Founders” means Matthew Summer and Bradley Truesdell.

“Fraud” means knowing or intentional fraud (and not constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or any form of fraud premised on recklessness or negligence) committed by a Person in the making of any representation or warranty in this Agreement (as modified by the Disclosure Schedules) or any other Transaction Document.

“Fundamental Representations” means the Purchaser Fundamental Representations and the Company Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any prime contract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, modification, change order, other transaction agreements or other Contract between the Company and any Governmental Entity. A task, purchase, or delivery order under a Government Contract, as well as a modification or change order under a Government Contract, will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government Contract Bid” means a bid or proposal issued by a contractor that, if accepted or awarded, would result in a Government Contract.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity or body exercising, or entitled to exercise, any executive, legislative, judicial, police, regulatory, taxing or administrative functions, authority or power of government, including any governmental, quasi-governmental, court, tribunal, arbitrator or other body or administrative, regulatory or quasi-judicial authority of any nature, agency, branch, department, official, entity, board, commission or instrumentality of, in each case, any federal, state, local, municipal, supranational, foreign or any other jurisdiction.

“Hazardous Materials” means any material, substance or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental and Safety Requirement, including any material, substance or waste which is defined or classified as a “hazardous material”, “hazardous substance”, “hazardous waste”, “solid waste”, “toxic waste”, “toxic substance”, “pollutant”, “contaminant” or words of similar import under Environmental and Safety Requirements, and including petroleum or any fraction thereof, petroleum-derived products or byproducts, natural gas, natural gas liquids, radon, toxic mold, radioactive materials or wastes, asbestos or asbestos-containing materials, lead or lead-containing materials, polychlorinated biphenyls, noise, odors, urea formaldehyde and per- or polyfluoroalkyl substances.

“Holdback Amount” means the Adjustment Holdback Amount and the Indemnity Holdback Amount, collectively.

“Immaterial Liabilities” has the meaning set forth in Section 4.04(b).

“Improvements” has the meaning set forth in Section 4.07(c).

“Income Tax” means any U.S. federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to income, profit, receipts or gains, or that is in the nature of a franchise tax, business and occupations tax or commercial activity tax (in lieu of an income tax).

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Indebtedness” means, without duplication, with respect to the Company, without duplication: (a) all indebtedness of the Company, including for borrowed money (including any amounts payable with respect to the EIDL Loan), or issued in substitution for, or in exchange of, such indebtedness, whether current or funded, secured or unsecured; (b) all Liabilities of the Company evidenced by any note, bond, debenture or other debt security; (c) all trade debt and trade payables (excluding trade debt or trade payables, in each case, less than ninety (90) days past due and included in the calculation of Net Working Capital) and all Liabilities for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, including the maximum amount of any earnouts and seller notes; (d) direct or contingent obligations in respect of banker’s acceptances, letters of credit or other similar instruments issued or created for the account or benefit of the Company but only to the extent drawn (for the avoidance of doubt, including all Liabilities for such amounts drawn); (e) all Liabilities under any lease which have been, or should have been under GAAP, recorded as a finance lease with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss; (f) all Income Tax Liabilities for Pre-Closing Taxes that are accrued (or required to be accrued) and unpaid as of the Closing Date (ignoring for this purpose, for the avoidance of doubt, any Tax payments made after the Closing); (g) any indebtedness secured by a Lien on the Company’s assets; (h) all Liabilities of third parties which are guaranteed by the Company; (i) all long-term deferred revenue; (j) the Convertible Notes Amount; (k) any dividends or distributions payable or declared but not yet paid; (l) any amounts payable pursuant to a Related Party Transaction excluding any payments pursuant to the Company’s commercial Contracts entered into based on an arms’-length basis in the Ordinary Course of Business and set forth on Schedule I; (m) Net Billings In Excess Of Costs; (n) any severance obligations or post-employment benefit obligations owed or payable to any individual set forth on Schedule II; and (n) all accrued interest, fees and other expenses owed with respect to the other categories of Indebtedness, including premiums, prepayment penalties or other penalties, charges, consent fees, “breakage” costs, “break fees”, make-whole amounts or similar payments, fees, expenses or contractual charges that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligation. Transaction Expenses.

“Indemnified Party” means either a Purchaser Indemnified Party or a Stockholder Indemnified Party, as applicable.

“Indemnifying Party” means any Person providing indemnification pursuant to the provisions of Article VIII.

“Indemnity Holdback Amount” means an amount equal to $390,000.

“Indemnity Holdback Release Date” means the date that is twelve (12) months after the Closing Date.

“Indemnity Pro Rata Percentages” means, (a) with respect to each Founder, one hundred percent (100%) (meaning, for the avoidance of doubt, the Founders shall be jointly and severally liable for any amounts payable or indemnifiable by the Stockholders hereunder) and, (b) with respect to each other Stockholder, the percentage set forth opposite such Stockholder’s name under the column entitled “Indemnity Pro Rata Percentage” on Schedule III; provided that such Schedule III shall be (i) delivered to Purchaser by the Company with the Closing Certificate at least three (3) Business Days prior to the Closing and (ii) subject to Purchaser’s review and approval (not to be unreasonably withheld, delayed or conditioned); provided further that, for the avoidance of doubt, the Stockholders (other than the Founders) shall be severally but not jointly liable for any amounts payable or indemnifiable by the Stockholders hereunder.

“Information Statement” has the meaning set forth in Section 6.04.

“Intellectual Property” means all rights, title, and interest in any of the following, to the extent protectable by applicable Law throughout the world: (a) issued patents, patent applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable), (b) Trademarks, (c) copyrights and copyrightable works and original works of authorship, (d) Trade Secrets and inventions (whether patentable or unpatentable and whether or not reduced to practice), (e) rights in Software, (f) all rights of publicity, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto, and (g) all registrations and applications for any of the foregoing items.

“Intellectual Property Agreements” means all written licenses, sublicenses, consent to use agreements, settlement agreements, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), (a) granting any third party any rights to use Company Intellectual Property, or (b) granting the Company a license to use any Company Intellectual Property of any third party.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by the Company.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.08(g).

“Inventory” means all raw materials, work-in-process, finished goods, supplies and parts inventory of the Company.

“IRS” means the U.S. Internal Revenue Service.

“Irwin Street Lease” means that certain Lease, effective as of December 1, 2023, by and between the Company and Deffla, LLC, with respect to the premises located at 2326 Irwin Street, Melbourne, Florida 32901.

“Item of Dispute” has the meaning set forth in Section 3.06(b).

“Joinder Agreement” means a Joinder Agreement, (a) with respect to Scott Bowman, Matthew Summer and Bradley Truesdell, in the form attached hereto as Exhibit C-1, (b) with respect to the Stockholders set forth on Schedule IV, in the form attached hereto as Exhibit C-2 and (c) with respect to any Stockholder not described in the foregoing clause (a) or (b), in the form attached hereto as Exhibit C-3.

“Key Employees” means each of Matthew Summer, Scott Bowman, Clinton Holsinger and Bradley Truesdell.

“Knowledge” means, with respect to the Company, the actual knowledge of Adam Aponte, Gregg Givens, Clinton Holsinger, Scott Bowman, Matthew Summer, and Bradley Truesdell (collectively, the “Knowledge Employees”), and all facts of which any such Person or Persons, after reasonable inquiry, should be aware.

“Latest Balance Sheet” has the meaning set forth in Section 4.04(a).

“Law” means all laws (including common law), constitutions, treaties, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights, title and interest of the Company in and to any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company, including the right to all security deposits, reserves, prepaid rents and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.04(a).

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, direct or indirect, liquidated or unliquidated, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance, restriction or other similar arrangement or interest in real or personal property.

“Lock-Up Restrictions” has the meaning set forth in Section 2.04(f).

“Loss” means any loss, claim, expense, deficiency, Liability, Tax or damage whether or not arising out of third-party claims or a claim solely between the Parties to enforce the provisions of this Agreement (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing or any Action and the enforcement of any rights hereunder); provided that “Loss” shall not include punitive or exemplary damages (except as finally awarded to a third-party in connection with a Third-Party Claim).

“Market Disruption Event” means (a) a failure by the Relevant Stock Exchange to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled Trading Day for the Purchaser Stock, for more than one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in Purchaser Stock or in any options contracts or futures contracts relating to Purchaser Stock.

“Material Adverse Effect” means any effect, change, event or circumstance that, individually or together with any other effects, changes, events or circumstances, has been or would reasonably be expected to be materially adverse to the businesses, assets and properties, customer, vendor or employee relationships, condition (financial or otherwise), operating results or operations of the Company; provided that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) general economic, banking, currency, capital market, regulatory, political or environmental conditions (including acts of war, declared or undeclared, armed hostilities, terrorism or weather conditions), (b) conditions generally affecting the industries in which the Company operates, (c) changes in GAAP or other accounting requirements, (d) changes in any Laws or other binding directives issued by any Governmental Entity or any action required to be taken under any Law or existing Contract by which the Company is bound, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (f) any action (or omission) expressly required to be taken by the Company under the terms of this Agreement; except in the case of clauses (a) through (d) to the extent the Company is disproportionately adversely affected thereby as compared to other companies in the industries in which the Company operates.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.21(a).

“Material Suppliers” has the meaning set forth in Section 4.21(a).

“Measurement Time” means 11:59 p.m. Eastern Standard Time on the day immediately prior to the Closing Date; provided that (a) with respect to any calculation made pursuant to this Agreement as of the Measurement Time, such calculation shall take into account the use or transfer, in each case following the Measurement Time and prior to the Effective Time, of any (i) Cash or (ii) other assets of the Company outside of the Ordinary Course of Business, including to the extent such assets are sold, liquidated, disposed of or otherwise used to pay any distributions or dividends to the Equityholders or to repurchase any Company Stock, and (b) with respect to any calculation in respect of Tax assets and liabilities, which such calculation shall be measured as of the end of the Closing Date.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the Estimated Closing Cash Consideration, plus the Stock Consideration, plus the Additional Merger Consideration (if any).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Billings In Excess Of Costs” means the amount, as of immediately prior to the Effective Time, by which the billings in excess of costs of the Company exceed the costs in excess of billings of the Company.

“Net Working Capital” means an amount (which may be negative or positive) equal to (a) the total current assets of the Company (including any non-Income Tax assets of the Company) minus (b) the total current liabilities of the Company (including non-Income Tax Liabilities of the Company and any short-term performance liability in respect of any deferred revenue), in each case, determined in accordance with GAAP and (to the extent consistent with GAAP) Exhibit D attached hereto (including the illustrative example set forth therein); provided that (A) current assets shall not include Cash or Income Tax-related assets and (B) current liabilities shall not include Indebtedness or Transaction Expenses.

“Net Working Capital Target” means $0.00.

“Non-Accredited Investor” means any Stockholder who is not an Accredited Investor.

“Non-Employee Optionholder” means each Optionholder that is not an Employee Optionholder.

“Non-U.S. Plan” means each Employee Benefit Plan or other plan or program or governmental plan or program for the benefit of the Company’s current or former directors, officers, managers, members, partners, employees, independent contractors or consultants or dependents thereof who perform services or who are employed outside of the United States or who are not citizens of the United States.

“Notice of Disagreement” has the meaning set forth in Section 3.06(b).

“Open Source Software” means any Software that is licensed pursuant to any (a) license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) license that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, (c) reciprocal license or (d) other license commonly referred to as an open source, free software, copyleft or community source code license.

“Option Plan” means the Tomahawk Robotics, Inc. 2018 Stock Incentive Plan.

“Option Surrender Agreement” means an Option Surrender Agreement by and between the Company and each holder of Vested Options, substantially in the form attached hereto as Exhibit E.

“Optionholder” means each holder of an Option as of immediately prior to the Effective Time.

“Options” means all options to acquire shares of Company Stock which are outstanding as of immediately prior to the Effective Time, whether granted under the Option Plan or otherwise.

“Order” means any judgment, decision, verdict, mandate, decree, directive, order, subpoena, settlement, injunction, writ, stipulation, determination, charge, ruling or award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent in all material respects with past custom and practice (including with respect to quantity and frequency) through the date hereof.

“Party” has the meaning set forth in the Preamble.

“Paycheck Protection Program” means the Paycheck Protection Program established by the CARES Act.

“Paying Agent” means Wilmington Trust, National Association.

“Paying Agent Agreement” means that certain Paying Agent Agreement, entered into as of the date hereof, by and among Purchaser, the Stockholder Representative and the Paying Agent, attached hereto as Exhibit F.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“PCI-DSS” means the Payment Card Industry Data Security Standard.

“Per Share Option Amount” means, for each share of Common Stock subject to a Vested Option, an amount in cash equal to the applicable Closing Cash Pro Rata Percentage (which, for the avoidance of doubt, has been reduced to account for the exercise price per share of such Vested Option) multiplied by the Estimated Closing Cash Consideration.

“Permits” means all licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, exemptions, waivers, certificates of need, accreditations, certifications, declarations, participation agreements, consents or orders of, or filings with, any Governmental Entity or any other Person held by the Company or necessary for the Company to carry on the Business.

“Permitted Liens” means each of the following: (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other statutory Liens which have arisen in the Ordinary Course of Business for amounts which are not due and payable and which either (i) shall be paid in full and released at Closing or (ii) for which appropriate reserves have been established in accordance with GAAP and that are reflected on the Latest Balance Sheet; (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which, in each case, appropriate reserves have been established on the Financial Statements in accordance with GAAP; or (c) non-exclusive licenses of Intellectual Property granted by the Company to customers in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or another entity.

“Personal Information” means information in any medium that alone or in combination with other information in the possession of the Company that allows the identification of an individual person or an individual person’s electronic device. For clarity, Personal Information includes any “personal data,” “personal information,” or other similarly defined data, as defined by and regulated under applicable Privacy Laws.

“Post-Closing Statement” has the meaning set forth in Section 3.06(a).

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, all Liabilities (not below zero for any Tax jurisdiction or taxpaying entity) (a) for Taxes of the Company for any Pre-Closing Tax Period, (b) for the employer’s share of all employment, payroll and similar Taxes (i) incurred in connection with the Transactions or (ii) for a Pre-Closing Tax Period deferred pursuant to the CARES Act or the Payroll Tax Executive Order, (c) for Taxes of another Person imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (d) for any Transfer Taxes borne by the Stockholders pursuant to Section 6.07, and (e) of the Company for Taxes of any other Person pursuant to any contractual agreement entered into on or before the Closing Date or as a transferee or successor, by Contract or otherwise. For this purpose, Pre-Closing Taxes shall be determined by including in the Pre-Closing Tax Period all taxable income attributable to accounts receivable, deferred revenue or prepaid amounts, and all Section 481 adjustments, in each case that have not yet been included in taxable income as of the Closing Date.

“Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series Seed Preferred Stock.

“Principals” has the meaning set forth in FAR 52.209-5.

“Privacy Laws” means all applicable Laws that govern the privacy, security, or confidentiality of Personal Information or Systems.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Bring-Down Certificate” has the meaning set forth in Section 3.05(b).

“Purchaser Conditions” has the meaning set forth in Section 7.02.

“Purchaser Covered Person” means, with respect to Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization; Authorization), Section 5.02 (Governmental Approval) and Section 5.03 (Brokerage).

“Purchaser Indemnified Party” has the meaning set forth in Section 8.02.

“Purchaser Prepared Returns” has the meaning set forth in Section 6.08(c)(ii).

“Purchaser Stock” means shares of common stock of Purchaser, par value $0.0001 per share.

“Purchaser Stock Closing Share Value” means the simple average of the Daily VWAP for the twenty (20) consecutive Trading Days prior to the date that is two (2) days prior to Closing Date; provided that (a) if the Purchaser Stock Closing Share Value would otherwise be less than $86.96, then the Purchaser Stock Closing Share Value shall be deemed to equal $86.96, and (b) if the Purchaser Stock Closing Share Value would otherwise be greater than $96.10, then the Purchaser Stock Closing Share Value shall be deemed to equal $96.10.

“Purchaser Stock Maximum” has the meaning set forth in Section 2.07(b).

“Purchaser Welfare Plans” has the meaning set forth in Section 6.12(a).

“Qualified Benefit Plan” means each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code.

“R&W Insurance Policy” means that certain “buyer-side” representations and warranties insurance policy, conditionally bound as of the date hereof, that Purchaser is obtaining from the R&W Insurer, in the form reviewed and approved by the Company prior to the execution of this Agreement which includes, among other things, (i) an express waiver of subrogation, contribution or similar rights against the Stockholders, their Affiliates and each of their respective past, present or future direct or indirect Stockholders, directors, officers, employees, advisors, agents, managers, attorneys, partners, and managers, except and only to the extent of Fraud, and then only with the right to subrogate against such Person who committed such Fraud, and (ii) provision that each of the foregoing Persons shall be express third party beneficiaries of such waiver provision.

“R&W Insurer” means Liberty Surplus Insurance Corporation.

“Related Party” means any (i) current or former officer, director or Affiliate of the Company and the Representatives and Associates of the foregoing (ii) Stockholder and such Person’s officers and directors (or persons holding comparable positions), employees, Affiliates, and Associates, or (iii) any current or former employee or Equityholder and their Affiliates.

“Related Party Transactions” means (a) all Contracts, payables, receivables, Liabilities, or Indebtedness between the Company, on the one hand, and any Related Party, on the other hand, and (b) any interest of any nature held by a Related Party in any assets or properties, real or personal or mixed, tangible or intangible, used in or pertaining to the Business; provided in each case, (i) employment and equity agreements entered into by the Company in the Ordinary Course of Business, (ii) participation by employees, officers and directors in any Employee Benefit Plan in the Ordinary Course of Business, (iii) the Transaction Documents, and (iv) the director and officer indemnification agreements approved by the board of directors of the Company in the Ordinary Course of Business, shall, solely to the extent set forth on Schedule 4.16(a) of the Disclosure Schedules, not be deemed Related Party Transactions.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Materials.

“Relevant Stock Exchange” means the Nasdaq Global Select Market or, if Purchaser Stock (or other security for which a closing sale price must be determined) is not then listed on the Nasdaq Global Select Market, the principal other U.S. national or regional securities exchange or market on which Purchaser Stock (or other security) is listed or admitted for trading.

“Representative” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, contractors, volunteers, equityholders, accountants, advisors, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Representative Losses” has the meaning set forth in Section 10.01(e).

“Restricted Cash” means any cash that is subject to restrictions, limitations or Taxes on use or repatriation to the United States or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Sanctions Authority” has the meaning set forth in Section 4.23(b).

“Section 280G” has the meaning set forth in Section 6.11.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Sensitive Data, or (b) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Systems.

“Sensitive Data” means all Trade Secrets, Personal Information and any other information protected by Data Requirements that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time.

“Shortfall Amount” has the meaning set forth in Section 3.06(c).

“Software” means any and all (a) computer programs, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” means a number of shares of Purchaser Stock equal to (a) the Stock Consideration Amount divided by (b) the Purchaser Stock Closing Share Value.

“Stock Consideration Amount” means an amount equal to (a) the Estimated Closing Consideration multiplied by (b) eighty-one percent (81%); provided that if the Purchaser Stock Closing Share Value would be less than $86.96 if not for the proviso in the definition of “Purchaser Stock Closing Share Value” (such actual value, the “Actual Purchaser Stock Closing Share Value”), the percentage in clause (b) hereof shall be increased such that the value of the aggregate Stock Consideration (using, for this purpose, the Actual Purchaser Stock Closing Share Value) is equal to eighty-one percent (81%) of the Estimated Closing Consideration. For example, if the Actual Purchaser Stock Closing Share Value is $80.00 (and as such, the Purchaser Stock Closing Share Value is deemed to equal $86.96), and the Estimated Closing Consideration is $100,000,000, the Stock Consideration Amount would be $88,047,000, and the Stock Consideration would be one million twelve thousand five hundred (1,012,500) shares of Purchaser Stock.

“Stockholder” means each holder of Company Stock immediately prior to the Effective Time.

“Stockholder Indemnified Party” has the meaning set forth in Section 8.03.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” means a taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which, if a (a) corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Systems” means, collectively, the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks), websites, mobile applications, platforms and other similar or related items of automated, computerized, or Software systems and any other networks or systems and related services that are owned, used or held for use by or relied on by the Company in the conduct of the Business, including all such technology incorporated into or used in connection with the Company Products.

“Tax” means (a) any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or Liabilities of any kind (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, in each case whether contested or not (b) any and all Liability for amounts described in clause (a) imposed as a result of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation and (c) any and all Liability for amounts described in clause (a) or (b) of any Person payable as a transferee or successor, by Contract or pursuant to any Law, rule or regulation or otherwise.

“Tax Contest” has the meaning set forth in Section 6.08(e).

“Tax Refunds” has the meaning set forth in Section 6.08(h)(i).

“Tax Return” means any federal, state, local, foreign or other applicable return (including FinCEN Form 114 or Treasury Form TD F 90-22.1), declaration, estimated return, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the IRS or any other Governmental Entity or Taxing Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means a Contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes.

“Taxing Authority” means any Governmental Entity having or purporting to have jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Controls” has the meaning set forth in Section 4.23(b).

“Trade Secrets” means trade secrets and other rights in confidential or proprietary information, including rights in technical information, marketing and business plans, databases, specifications, formulations, prototypes, sketches, models, drawings, specifications, customer/vendor lists, engineering information, samples, market forecasts, techniques, and know-how.

“Trademarks” means, collectively, trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and other indicia of origin (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, social media handles, and franchises, together with all goodwill associated with each of the foregoing.

“Trading Day” means a day on which (a) trading in Purchaser Stock (or other security for which a closing sale price must be determined) generally occurs on the Relevant Stock Exchange, or, if Purchaser Stock (or such other security) is not then listed on a Relevant Stock Exchange, on the principal other market on which Purchaser Stock (or such other security) is then traded, and (b) a last reported sale price for Purchaser Stock (or closing sale price for such other security) is available on such securities exchange or market. For purposes of any calculation under this Agreement based upon the Daily VWAP, “Trading Day” means a scheduled trading day on which (i) there is no Market Disruption Event and (ii) trading in Purchaser Stock generally occurs on the Relevant Stock Exchange or, if the Purchaser Stock is not then listed on a Relevant Stock Exchange, on the principal other market on which Purchaser Stock is then listed or admitted for trading. If Purchaser Stock (or such other security) is not so listed or traded “Trading Day” means a “Business Day.”

“Transaction Documents” means this Agreement and all other agreements, documents, certificates and instruments to be executed and delivered under this Agreement at or prior to Closing.

“Transaction Expenses” means the aggregate amount of all fees, costs and expenses, including all (a) fees, costs and expenses of legal counsel, investment bankers, brokers, financial advisors and other Representatives, (b) Liabilities for, or with respect to, any “success fees”, management, sponsor or other similar fees; (c) obligations in respect of any severance (including “double trigger” severance), termination or similar payments or benefits, change of control payments or benefits and transaction, loan forgiveness, retention, or similar payments or benefits, in each case, in whole or in part, payable, triggered by, accelerating, accruing or arising as a result of the Transactions (whether alone or in connection with any other event, including the passage of time) and in effect prior to the Effective Time, and the employer portion of any employment, payroll, and similar Taxes or other statutorily required payments with respect to any of the foregoing or in connection with the payment and vesting of any Options at or prior to the Closing or other equity or equity-based incentives; (d) obligations incurred prior to the Closing or payments otherwise required in connection with obtaining any consents of any Governmental Entity or third-party required pursuant to Section 3.04(a), (e) fifty percent (50%) of the fees, expenses and costs associated with the D&O Tail Policy, (f) fifty percent (50%) of the fees, expenses and costs associated with the R&W Insurance Policy (including any premiums, commissions, taxes and other charges, fees or expenses of the underwriter(s) of such policy), (g) fifty percent (50%) of the fees, expenses and costs associated with the Paying Agent, (h) fifty percent (50%) of the fees, expenses and costs associated with the Transfer Agent in connection with the Transactions and (i) one hundred (100%) of the fees, expenses and costs of the Stockholder Representative accrued or incurred by or on behalf of any of the Equityholders, the Stockholder Representative or the Company in connection with, or otherwise related to, the sales process, the negotiation of the Transaction Documents, any related or alternative transactions, the performance of each such Party’s obligations hereunder and thereunder and the consummation of the Transactions, in each case, to the extent not paid prior to the Closing. Notwithstanding the foregoing, Transaction Expenses shall not include amounts constituting Indebtedness.

“Transactions” means the Merger and all other transactions contemplated by this Agreement and each of the other Transaction Documents.

“Transfer Agent” means Equiniti Trust Company, LLC.

“Transfer Taxes” has the meaning set forth in Section 6.07.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“U.S.” and “United States” means the United States of America.

“Union” has the meaning set forth in Section 4.14(b).

“Vested Option” means each Option (or portion thereof) that, as of immediately prior to the Effective Time, (a) is vested, outstanding and exercisable (including any such Option (or portion thereof) that vests in connection with the Merger) and (b) for which, the Closing Cash Pro Rata Percentage (which, for the avoidance of doubt, has been reduced to account for the exercise price per share of such Vested Option) for each share of Common Stock subject to the Option, is greater than zero percent (0%).

“Waived 280G Benefits” has the meaning set forth in Section 6.11.

“Written Consent” means the written consents executed and delivered in accordance with Section 228 of Delaware Law of Stockholders, approving and adopting this Agreement, the Merger and the other Transactions, in the form attached hereto as Exhibit G.

Article II.
THE MERGER

Section 2.01            The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, on the basis of the representations, warranties, covenants and agreements set forth herein, Merger Sub shall merge with and into the Company in accordance with Section 251 of Delaware Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”) and a wholly owned Subsidiary of Purchaser.

(b)            At the Closing, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Delaware Law. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the required filing fee, has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such later time as Purchaser and the Company may agree and specify in the Certificate of Merger (the “Effective Time”).

(c)            The Merger shall have the effects set forth in Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.02           Treatment of Company Stock. At the Effective Time, by virtue of the Merger and without any additional action on the part of the Company, Purchaser, Merger Sub, any Stockholder or any holder shares of capital stock of Merger Sub, in each case upon the terms and subject to the conditions set forth herein:

(a)            Subject to Section 2.07, each share of Company Stock (other than the Excluded Shares and the Dissenting Shares) shall automatically be converted into the right to receive, (i) an amount in cash and without interest, equal to (A) the applicable Closing Cash Pro Rata Percentage multiplied by (B) the Estimated Closing Cash Consideration, (ii) subject to Section 2.04(f), a number of shares of Purchaser Stock equal to (A) the applicable Closing Stock Pro Rata Percentage multiplied by (B) the Stock Consideration and (iii) an amount in cash and without interest, equal to (A) the applicable Additional Merger Consideration Pro Rata Percentage multiplied by (B) the Additional Merger Consideration (if any).

(b)            Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by Purchaser or Merger Sub (collectively, the “Excluded Shares”), shall automatically be canceled for no consideration, and no payment shall be made with respect thereto.

(c)            Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.03            Treatment of Options.

(a)            Pursuant to the terms and subject to the conditions set forth herein, by virtue of the Merger and without any additional action from any Party, at the Effective Time (i) each Vested Option shall be cancelled and exchanged for the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Common Stock the Optionholder could have purchased if such Optionholder had exercised such Option in full immediately prior to the Closing, multiplied by (B) the Per Share Option Amount, and (ii) each Option that is not a Vested Option shall be cancelled and forfeited without any consideration in respect thereof. Upon the cancellation of each Option in accordance with this Section 2.03, each Optionholder shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) payable with respect to Vested Options pursuant to this Section 2.03. Payments to Optionholders under this Section 2.03 shall be made on the Closing Date (or such later date as provided in the applicable Option Surrender Agreement), (x) in the case of each Employee Optionholder, through the Surviving Corporation’s payroll system and subject to applicable Tax withholdings or (y) in the case of any Non-Employee Optionholder, through the Surviving Corporation’s payroll system but not subject to applicable Tax withholdings.

(b)            Notwithstanding anything herein to the contrary, as a condition to receiving any payment pursuant to this Section 2.03, each holder of Vested Options shall be required to execute and deliver to the Company an Option Surrender Agreement, and no consideration in respect of any Option shall be payable if the relevant Optionholder has not executed and delivered such Option Surrender Agreement by the Closing Date (or such later date as set forth in the applicable Option Surrender Agreement).

(c)            The Company (including the board of directors of the Company) shall, prior to the Effective Time, take or cause to be taken all actions, obtain all consents and provide all notices necessary or advisable (whether under the Option Plan or otherwise) to effectuate the provisions of this Section 2.03 and to terminate the Option Plan effective as of the Effective Time so that, following the Effective Time, there shall be no outstanding Options (whether vested or unvested) or Liabilities to any Optionholder in respect of his or her Options or under the Option Plan, other than the payments expressly set forth in Section 2.03(a).

Section 2.04           Letter of Transmittal; Exchange of Certificates; Lost Certificates.

(a)            Immediately following the execution of this Agreement, the Company shall cause the Paying Agent to send to the Stockholders a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal”), together with the Information Statement, a Joinder Agreement and an Accredited Investor Questionnaire.

(b)            At or after the Effective Time, each Stockholder that delivers to the Paying Agent a duly executed Letter of Transmittal and Joinder Agreement shall have the electronic certificate(s) representing the number of shares of Company Stock held by such holder (each, a “Certificate”) cancelled and converted into the right to receive the amount of cash to be paid to such Stockholder and the number of shares of Purchaser Stock to be issued to such Stockholder, in each case, pursuant to Section 2.02(a) and in accordance with the Company Waterfall.

(c)            As soon as practicable after the Effective Time or, with respect to any Certificates that have not been cancelled in accordance with Section 2.04(b) as of the Effective Time, two (2) Business Days after the cancellation thereof pursuant to Section 2.04(b), the Paying Agent shall pay each Stockholder who has delivered a duly executed Letter of Transmittal and Joinder Agreement, the amount of cash to which such Stockholder is entitled hereunder as of the applicable time of payment, if any, and, subject to Section 2.04(f) and Section 2.07, Purchaser shall direct the Transfer Agent to issue to such Stockholder the number of shares of Purchaser Stock such Stockholder is entitled hereunder as of the applicable time of such issuance. Until a duly executed Letter of Transmittal and Joinder Agreement is delivered and a Certificate is cancelled in accordance with Section 2.04(b), each such Certificate shall represent solely the right to receive the portion of the Merger Consideration into which the shares it represented was converted pursuant to Section 2.02, if any, and neither the Paying Agent, Transfer Agent, the Surviving Corporation nor any other Person shall be required to pay, or issue to, the holder thereof the portion of the Merger Consideration to which such Stockholder would otherwise have been entitled.

(d)            Any portion of the amount paid to the Paying Agent hereunder that remains undistributed to the former holders of Company Stock as of the date that is one (1) year after the Closing Date shall be returned by the Paying Agent to Purchaser upon demand, and any holders of shares of Company Stock who have not had their Certificates cancelled in accordance with Section 2.04(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and similar Laws) for satisfaction of their claims for any amounts owed hereunder. Any amounts paid to the Paying Agent hereunder remaining unclaimed by the former holders of shares of Company Stock two (2) years after the Closing Date (or, if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(e)            Notwithstanding anything to the contrary, neither Purchaser, the Surviving Corporation, the Stockholder Representative, the Paying Agent, the Transfer Agent nor any other Person shall be liable to any Equityholder for such Equityholder’s portion of the Merger Consideration delivered to a Governmental Entity if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Notwithstanding anything to the contrary herein, as a condition to the issuance to any Stockholder of any Purchaser Stock hereunder, each such Stockholder shall be required to execute and deliver a Joinder Agreement and an Accredited Investor Questionnaire, which shall provide, among other things, that, without the prior written consent of Purchaser, the Stockholders and their Affiliates shall not (a) purchase or otherwise acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, offer, pledge, announce the intention to purchase or sell, sell, contract to purchase or sell, sell any option or contract to purchase or sell, purchase any option or contract to purchase or sell, grant any option, right or warrant to purchase or sell, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Purchaser Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Purchaser Stock, whether any such transaction described in the foregoing clause (a) or (b) is to be settled by delivery of Purchaser Stock or such other securities, in cash or otherwise (the “Lock-Up Restrictions”). The Lock-Up Restrictions with respect to Purchaser Stock, other than Purchaser Stock issued as Stock Consideration hereunder, shall lapse at the Closing. The Lock-Up Restrictions with respect to the portion of the Stock Consideration (if any) received by each Stockholder shall lapse in installments as follows: with respect to (a) fifty percent (50%) of the Stock Consideration on the date that is six (6) months following the Closing Date, (b) twenty-five percent (25%) of the Stock Consideration on the date that is nine (9) months following the Closing Date, and (c) twenty-five percent (25%) of the Stock Consideration on the date that is twelve (12) months following the Closing Date. Any share certificate or other written notice delivered in connection with shares of Purchaser Stock issued pursuant to this Agreement shall bear a legend or legends referencing the Lock-Up Restrictions applicable to such shares under applicable securities Law and under this Agreement.

(g)            The Parties agree that the Letter of Transmittal shall permit Stockholders to designate specific shares of Company Stock (on a per share or per lot basis) that will be exchanged for a portion of the cash consideration or Stock Consideration pursuant to this Agreement and the proportions thereof for purposes of Treasury Regulations Section 1.356-1(b), provided that the aggregate proportion and amount of cash consideration and Stock Consideration payable to a Stockholder under the terms of this Agreement shall not be changed.  The designations shall be treated as part of the terms of the Merger and this Agreement for purposes of Treasury Regulations Sections 1.356-1(b) and 1.358-2(a)(2).

Section 2.05           Additional Merger Procedures and Effects.

(a)            No interest or dividends shall be paid or accrued on the Merger Consideration. If all or any portion of the Merger Consideration is to be delivered to any Person other than the Person in whose name the Certificate therefor is registered, it shall be a condition to such right to receive such Merger Consideration that such Person demonstrate to the satisfaction of the Surviving Corporation that such Certificate was duly transferred and that the Person holding such Certificate pay to the Surviving Corporation any Transfer Taxes or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b)            No dividends or other distributions with respect to shares of capital stock with a record date after the Effective Time shall be paid to the holder of any Certificate not cancelled in accordance with Section 2.04(b) with respect to the shares of capital stock represented thereby.

(c)            After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of capital stock which were outstanding immediately prior to the Effective Time.

Section 2.06           Fractional Shares. Notwithstanding anything to the contrary herein, no fractional shares of Purchaser Stock shall be issued in exchange for shares of Company Stock. In lieu of the issuance of any fractional share, Purchaser shall pay to the Paying Agent (for further distribution to the applicable Stockholder who otherwise would have been entitled to receive such fractional share) an amount in cash (rounded up to the nearest cent) determined by multiplying (a) the Purchaser Stock Closing Share Value by (b) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of shares of Purchaser Stock which such Stockholder would otherwise be entitled to receive pursuant to this Article II.

Section 2.07           Stock Consideration Requirements and Maximum.

(a)           The issuance of any shares of Purchaser Stock to any Stockholder hereunder shall be expressly conditioned upon such Stockholder providing a completed Letter of Transmittal, Joinder Agreement, and written evidence reasonably satisfactory to Purchaser that such Stockholder is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Purchaser within fifteen (15) days following Purchaser’s initial public announcement of the execution and delivery of this Agreement (or such later date as permitted by Purchaser in its sole discretion)). If this is not satisfied with respect to any Stockholder, then, in lieu of Purchaser Stock, shares held by each such Stockholder which would otherwise be converted into the right to receive shares of Purchaser Stock shall be converted into the right to receive an amount of cash equal to the aggregate Purchaser Stock Closing Share Value of the shares of Purchaser Stock such Stockholder would have received but for this Section 2.07(a) and, for the avoidance of doubt, the Parties acknowledge and agree that, as a result, Stockholders that are Accredited Investors will receive a greater proportion of the Stock Consideration.

(b)            If the total number of shares of Purchaser Stock to be issued under this Agreement would exceed 19.99% of the total number of issued and outstanding shares of Purchaser Stock immediately prior to the Effective Time (the “Purchaser Stock Maximum”), then the Stock Consideration Amount shall be reduced to the minimum extent necessary such that the aggregate number of shares of Purchaser Stock issuable hereunder does not exceed the Purchaser Stock Maximum.

Section 2.08           Certificate of Incorporation. The Charter shall, at the Effective Time, be amended and restated to read as set forth in Exhibit A to the Certificate of Merger and, as so amended and restated shall be the certificate of incorporation of the Surviving Corporation.

Section 2.09           Bylaws. The Company (including the board of directors of the Company) shall, prior to the Effective Time, take or cause to be taken all actions, obtain all consents and provide all notices necessary or advisable such that, as of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (except that the title thereof shall read “Amended and Restated Bylaws of Tomahawk Robotics, Inc.” and the name of the Surviving Corporation shall be “Tomahawk Robotics, Inc.”) and, as so amended, shall be the bylaws of the Surviving Corporation.

Section 2.10           Directors and Officers. Prior to the Effective Time, (i) the directors and officers of the Company shall, and the Company shall cause its directors and officers to, tender their resignations effective as of the Effective Time and (ii) the board of directors of the Company shall, and the Company shall cause its board of directors to, appoint the directors and officers of Merger Sub as of immediately prior to the Effective Time as their respective successors effective as of the Effective Time. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law (or their earlier death, resignation or removal), the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

Section 2.11          Withholding Rights. Purchaser, the Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to the Transaction Documents such amounts as any such Person is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything in this Agreement to the contrary, any amounts payable pursuant to this Agreement that constitute compensation for U.S. federal, state, local or foreign income Tax purposes shall be paid (and any applicable withholding shall be managed) through the Company’s ordinary payroll procedures.

Section 2.12           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Stock in accordance with Section 262 of Delaware Law and not otherwise lost, waived or withdrawn such Stockholder’s right to appraisal under Section 262 of Delaware Law with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.02 but instead, at the Effective Time, shall be cancelled and cease to exist and shall represent only those rights provided by Section 262 of Delaware Law; provided that if any such Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Delaware Law, the right of such Stockholder to such appraisal of such Stockholder’s shares of Company Stock shall cease and such shares of Company Stock shall be deemed converted as of the Effective Time into the right to receive a portion of the Merger Consideration, without interest, as provided in this Article II.

Section 2.13           Payments to Paying Agent. Notwithstanding anything to the contrary contained herein, the Parties acknowledge, understand and agree that, once Purchaser pays or delivers to the Paying Agent any Merger Consideration or any other payment due by Purchaser hereunder in full (including the Merger Consideration pursuant to Section 3.03(b)(iii), any payments required pursuant to Section 3.06 or (d) or any indemnity payments required pursuant to Section 8.03), neither Purchaser, Merger Sub, the Surviving Corporation or any of their respective Affiliates or Representatives shall bear any Liability as it relates to the allocation or disbursement by the Paying Agent of such amounts among the Equityholders; provided that Purchaser shall exercise commercially reasonable efforts to cooperate with the Stockholder Representative and Equityholders to mitigate against any failure, negligence or malfeasance of the Paying Agent with respect to its responsibilities as the Paying Agent (at the sole cost of the Equityholders).

Article III.
THE CLOSING TRANSACTIONS

Section 3.01          The Closing. The closing of the Transactions (the “Closing”) shall take place (a) no later than three (3) Business Days after the last of the conditions set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) via exchange of electronic signatures; provided that, notwithstanding the foregoing, in no event shall the Closing occur prior to the first (1st) Business Day following the date that is twenty-one (21) days following the date on which the Information Statement is sent to each (i) Stockholder in accordance with Section 2.04(a) and (ii) Optionholder that exercises any Options prior to the seventh (7th) day following the date of Purchaser’s initial public announcement of the execution and delivery of this Agreement or (b) such other date or time or at such other place as the Company and Purchaser may mutually agree upon in writing. The date of the Closing is referred to herein as the “Closing Date”.

Section 3.02          Holdback Amount. The Stockholders hereby authorize and instruct Purchaser to hold back from the consideration otherwise payable to the Equityholders at the Closing the Holdback Amount in order to secure the Stockholders’ payment obligations under Section 3.06 and indemnification obligations under Article VIII.

Section 3.03           Closing Certificate; Cash Payments at the Closing.

(a)            No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a certificate, duly certified by the Chief Financial Officer of the Company, or such other officer with similar responsibility for financial affairs, and in form and substance acceptable to Purchaser (the “Closing Certificate”), setting forth (i) the Company’s good faith estimates of (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and (D) the aggregate amount of Transaction Expenses unpaid as of immediately prior to the Closing (the “Estimated Closing Transaction Expenses”), (ii) the proceeds each Equityholder shall receive at the Closing, including (A) the Closing Cash Pro Rata Percentage for each series of Company Stock and each Vested Option, (B) the Closing Stock Pro Rata Percentage for each series of Company Stock, (C) the Additional Merger Consideration Pro Rata Percentage for each series of Company Stock, (D) the portion of the Estimated Closing Cash Consideration each Equityholder shall receive at the Closing, and (E) the portion of the Stock Consideration (if any) each Stockholder shall receive at the Closing (collectively, the “Company Waterfall”), (iii) with respect to each holder of Vested Options, (A) each Vested Option held by such Optionholder, and the number of shares of Common Stock subject thereto, (B) the exercise price per share for each Vested Option and (C) the aggregate exercise price of all Vested Options held by such Optionholder, (iv) the status of each Stockholder as an Accredited Investor or Non-Accredited Investor, and (v) wire transfer instructions for (x) the account of the Paying Agent to which Purchaser shall, subject to the terms and conditions of this Agreement, deliver the cash consideration payable to the Stockholders at the Closing pursuant to Section 2.02, (y) the payroll accounts of the Company to which Purchaser shall, subject to the terms and conditions of this Agreement, deliver the consideration payable to the Optionholders (if any) at the Closing pursuant to Section 2.03, and (z) the accounts of any payees of Transaction Expenses or Indebtedness and the applicable payoff amount for each payee. Concurrently with delivery of the Closing Certificate, the Company shall also deliver to Purchaser, all information reasonably necessary to support the calculations reflected in the Closing Certificate.

(b)            At the Effective Time, Purchaser shall:

(i)            pay to the Paying Agent the Estimated Closing Transaction Expenses for further payment to those Persons and in those amounts identified in the Closing Certificate; provided that any amounts properly treated as compensation for Tax purposes shall be paid by Purchaser to the Company for further distribution by the Company through its payroll;

(ii)           pay to the Paying Agent the Estimated Closing Indebtedness for further payment to those Persons and in those amounts set forth in the payoff letters delivered to Purchaser pursuant to Section 3.04(f); provided that amounts in respect of Taxes not yet due and payable as of the Closing Date included in Estimated Closing Indebtedness shall be retained by Purchaser for payment to the applicable Taxing Authority;

(iii)          pay to the Paying Agent an amount equal to the Estimated Closing Cash Consideration plus the aggregate amount of cash payable to the Stockholders in lieu of fractional shares pursuant to Section 2.06, for distribution to the Equityholders in accordance with the Company Waterfall; provided that, in the case of Optionholders, their share of such funds shall be paid to the Surviving Corporation, to be paid in accordance with Section 2.03(a); and

(iv)            shall deliver to the Transfer Agent certificates or copies of book entries reflecting the shares of Purchaser Stock to be allocated among the Stockholders pursuant to Section 2.02(a) and in accordance with the Company Waterfall; provided that with respect to any Company Stock for which a properly completed Letter of Transmittal, Joinder Agreement and Accredited Investor Questionnaire has not been received by the Paying Agent, Purchaser shall be entitled to withhold the certificates or copies of book entries reflecting the shares of Purchaser Stock issuable with respect to such shares of Company Stock and, subject to Section 2.06, to issue such shares of Purchaser Stock promptly following such receipt by the Paying Agent.

Section 3.04           Deliveries to Purchaser at the Closing.

The Company shall deliver (or cause to be delivered) to Purchaser at the Closing:

(a)            all (i) evidence of the Company’s commercially reasonable efforts to obtain consents by, and evidence of all notifications to, third parties, in each case that are set forth on Schedule 3.04(a), and in each case, on terms and in form and substance reasonably satisfactory to Purchaser and (ii) filings required to be made by the Company and all Permits and other authorizations and consents required to be obtained under all applicable Laws to consummate the Transactions in compliance with such Laws, in each case, on terms and conditions reasonably satisfactory to Purchaser;

(b)            letters of resignation, effective as of the Closing, in the form attached hereto as Exhibit I, from each director and officer, and each other Person set forth on Schedule 3.04(b);

(c)            copies of termination instruments, in form and substance satisfactory to Purchaser, evidencing the termination of the Contracts and other agreements set forth on Schedule 3.04(c), in each case with no further obligation of the Company, and otherwise on terms and in form reasonably satisfactory to Purchaser;

(d)            a certificate executed and delivered by the Secretary or other officer of the Company certifying as to (i) the Charter Documents of the Company, in effect as of immediately prior to the Effective Time, (ii) the resolutions of the board of directors of the Company approving, adopting and declaring advisable this Agreement, the Merger and the other Transactions and the due adoption thereof, (iii) the Written Consent and due adoption of the resolutions set forth therein and (iv) a certificate of good standing (or applicable equivalent) for the Company from the State of Delaware, dated within five (5) Business Days of the Closing Date (the “Compliance Certificate”);

(e)          a certificate of an officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(f) have been duly satisfied (the “Company Bring-Down Certificate”);

(f)            fully executed payoff letters, each on terms and in form and substance reasonably satisfactory to Purchaser, from each holder of Indebtedness set forth on Schedule 3.04(f);

(g)            evidence, satisfactory to Purchaser, that the Company has obtained a release of any and all Liens on the assets and properties of the Company (other than Permitted Liens);

(h)          (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Purchaser to deliver such notice to the IRS on behalf of the Company after the Closing, and (B) a certificate, stating interests in the Company are not “United States real property interests” as defined in Section 897(c) of the Code for the applicable period described in Section 897(c)(1)(A)(ii) of the Code, prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, and validly executed by a duly authorized officer of the Company;

(i)            the Option Surrender Agreements, in each case duly executed by the Company and Optionholders that are entitled to receive at least sixty percent (60%) of the total aggregate amount payable to all Optionholders pursuant to Section 2.03 in respect of their Vested Options as shown on the Company Waterfall;

(j)            the Convertible Note Cancellation Agreements, in each case, duly executed by the Company and each Convertible Noteholder;

(k)            Joinder Agreements, duly executed by Stockholders holding at least eighty percent (80%) of the outstanding Company Stock;

(l)            evidence, reasonably satisfactory to Purchaser, either of the 280G Approval, or that the 280G Approval was not obtained, in either case in accordance with and subject to the requirements of Section 6.11; and

(n)            evidence, reasonably satisfactory to Purchaser, that each Company 401(k) Plan was terminated in accordance with and subject to the requirements of Section 6.12(b).

Section 3.05           Deliveries to the Company at the Closing.

Purchaser shall deliver to the Company at Closing:

(a)            a certificate executed and delivered by the Secretary or other officer of Purchaser certifying as to the resolutions of the governing boards of Purchaser and Merger Sub approving, adopting and declaring advisable this Agreement and the Transactions and the due adoption thereof; and

(b)            a certificate of an officer of Purchaser certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been duly satisfied (the “Purchaser Bring-Down Certificate”).

Section 3.06           Post-Closing Adjustment.

(a)            Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholder Representative a closing statement (the “Post-Closing Statement”), which will reflect Purchaser’s determination of the following items (collectively, the “Closing Items”): (i) the Transaction Expenses, (ii) the Closing Indebtedness, (iii) the Closing Cash, (iv) the Closing Net Working Capital and (v) the resulting calculation of what the Adjusted Closing Consideration would be using the Closing Items in the Post-Closing Statement.

(b)            If the Stockholder Representative in good faith disagrees with Purchaser’s determination of any Closing Item, the Stockholder Representative may, within fifteen (15) days after delivery by Purchaser of the Post-Closing Statement, deliver a written notice (the “Notice of Disagreement”) to Purchaser setting forth in reasonable detail, (i) each item of dispute (each an “Item of Dispute”), (ii) the dollar amount and the basis for each such Item of Dispute and (iii) the Stockholder Representative’s calculation of each such Item of Dispute. If Purchaser does not receive a Notice of Disagreement within thirty (30) days after delivery by Purchaser of the Post-Closing Statement, the Closing Items, as set forth in the Post-Closing Statement, shall be conclusive and binding upon each of the Parties. If Purchaser receives a Notice of Disagreement from the Stockholder Representative within fifteen (15) days after delivery by Purchaser of the Post-Closing Statement, Purchaser and the Stockholder Representative shall attempt in good faith to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Post-Closing Statement and Notice of Disagreement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the fifteenth (15th) day after timely delivery by the Stockholder Representative of the Notice of Disagreement, Purchaser and the Stockholder Representative shall (within five (5) Business Days following the end of such fifteen (15)-day period) jointly retain Baker Tilly US, LLP (or, if such firm is unable or unwilling to serve in such capacity, such other nationally recognized accounting firm upon which Purchaser and the Stockholder Representative mutually agree in writing) (the “Accountants”) to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute in the Notice of Disagreement in the form delivered to the Accountants shall be conclusive and binding upon each of the Parties as set forth on the Post-Closing Statement. Purchaser and the Stockholder Representative shall request that the Accountants render a determination as to each unresolved Item of Dispute as soon as practicable after their retention, and, in any event, within forty-five (45) days after their retention, and each of Purchaser, the Stockholder Representative and each of their respective Representatives shall cooperate with the Accountants, and shall provide the Accountants with reasonable access to their respective books, records, personnel and Representatives and such other information as the Accountants may reasonably request, so as to enable them to make such determination as quickly and accurately as practicable. The Accountants shall consider only those items and amounts that were set forth in the Post-Closing Statement and the Notice of Disagreement and that remain unresolved by Purchaser and the Stockholder Representative, and in resolving any such unresolved Item of Dispute, the Accountants may not assign a value to any such item greater than the greatest value for such item claimed by either Party nor less than the smallest value for such item claimed by either Party. In addition to the foregoing, any disputes regarding the dispute resolution process contemplated under this Section 3.06 shall also be submitted to the Accountants. The Accountants shall act as an expert, not as an arbitrator, in determining the Items of Dispute in the Notice of Disagreement. The Accountants’ determination(s) shall be based upon the definitions of Transaction Expenses, Closing Indebtedness, Closing Cash and Closing Net Working Capital (as applicable) included herein. The Accountants’ determination of each remaining Item of Dispute submitted to them shall be in writing, shall conform with this Section 3.06 and, absent manifest error, shall be conclusive and binding upon each of the Parties, and the Post-Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Accountants shall allocate their fees, costs and expenses between Purchaser on the one hand, and the Stockholder Representative, on behalf of the Stockholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. Closing Indebtedness, Closing Transaction Expenses, Closing Cash, Closing Net Working Capital, in each case, as finally determined pursuant to this Section 3.06 are referred to herein as “Final Closing Indebtedness,” “Final Closing Transaction Expenses,” “Final Closing Cash,” “Final Closing Net Working Capital,” respectively.

(c)            Payments to Purchaser. If the Adjusted Closing Consideration is less than the Estimated Closing Consideration (such shortfall amount, the “Shortfall Amount”), then Purchaser shall release to (i) itself from the Adjustment Holdback Amount an amount of cash equal to the lesser of the Adjustment Holdback Amount and the Shortfall Amount and (ii) the Paying Agent (for distribution to the Stockholders in accordance with the Company Waterfall) the balance of the Adjustment Holdback Amount (if any) after making the payment contemplated by the immediately foregoing clause (i). Except in the case of Fraud, the Adjustment Holdback Amount shall be the sole source of recovery for Purchaser under this Section 3.06.

(d)            Payments to the Stockholders. If the Adjusted Closing Consideration is greater than the Estimated Closing Consideration (such excess amount, if any, the “Excess Amount”), then (i) Purchaser shall, within five (5) days after the Adjusted Closing Consideration is finally determined pursuant to this Section 3.06, pay or cause to be paid to the Paying Agent (for distribution to the Stockholders in accordance with the Company Waterfall), by wire transfer of immediately available funds, an amount equal to the lesser of the Excess Amount and $100,000 (for the avoidance of doubt, in no event shall Purchaser have any obligation under this Section 3.06(d)(i) to pay in excess of $100,000) and (ii) Purchaser shall disburse to the Paying Agent (for further distribution to the Stockholders in accordance with the Company Waterfall), by wire transfer of immediately available funds, the Adjustment Holdback Amount.

(e)            Merger Consideration Adjustment. Any payments under this Section 3.06 shall be treated as an adjustment to the Merger Consideration for Tax purposes unless otherwise required by applicable Law.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING The COMPANY

Except as set forth in the Disclosure Schedules, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, the Company represents and warrants to Purchaser and Merger Sub as follows, as of the date hereof and as of the Closing (except where a particular date or time is otherwise specified):

Section 4.01           Organization; Authorization.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business as a foreign entity in every jurisdiction in which the character of its properties or the nature of its activities require it to be so qualified. All such jurisdictions are set forth on Schedule 4.01 of the Disclosure Schedules. Copies of the Company’s certificate of incorporation, its bylaws, and other governing documents, together with all amendments, modifications or supplements thereto, have been made available to Purchaser and are correct and complete as of the Closing Date. The Company is not in breach or default under, or in violation of, any provision of its certificate of incorporation, its bylaws or other governing documents, as amended, modified or supplemented, and no event has occurred or circumstance exists which (whether with or without the giving of notice, the passage of time or both) would constitute a breach thereof or default thereunder.

(b)            The Company has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The board of directors of the Company, at a meeting duly called and held, duly adopted resolutions by unanimous vote (i) approving and declaring advisable this Agreement and the Merger, (ii) declaring and recommending to the Stockholders that it is advisable and in the best interests of the Company and the Stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn (the “Board Recommendation”), and subsequent to the Board Recommendation and prior to the Closing, the Written Consent was duly executed, validly obtained and delivered, a true and correct copy of which was delivered to Purchaser as required pursuant to this Agreement, in each case in accordance with all applicable Laws. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms (except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.02           Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Transactions do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third-party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien upon or with respect to the securities or assets of the Company under, or (f) except as set forth on Schedule 4.02 of the Disclosure Schedules, require any authorization, consent, approval, exemption or notice or declaration to, or filing with any Governmental Entity or any other Person under, the provisions of, in each case, the Charter, the bylaws or other governing documents of the Company, as amended, modified or supplemented, or any Law, Material Contract or Permit to which the Company, the securities or any material asset of the Company is bound or subject. The Company has not received any written or oral notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the Transactions.

Section 4.03           Capitalization; No Subsidiaries.

(a)            Schedule 4.03 of the Disclosure Schedules sets forth the number of authorized, issued and outstanding Equity Interests of the Company, the names of the record owner thereof, and the number of Equity Interests held of record by each such owner. All of the issued and outstanding Equity Interests of the Company have been duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any purchase options, preemptive rights, rights of first refusal or any similar rights. Except for the Convertible Notes, the Equityholders collectively own of record one hundred percent (100%) of the Equity Interests of the Company free and clear of all Liens (other than any restrictions under applicable securities laws). Except for the Equity Interests set forth on Schedule 4.03, there are no issued, reserved for issuance, authorized or outstanding (i) Company Stock or other equity or voting interests of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for Company Stock, or other equity or voting interest in, the Company or containing any profit participation features, or (iii) outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any Equity Interests of the Company (other than this Agreement). There are no outstanding or authorized unit appreciation, phantom unit, profits interests or similar rights with respect to the Company. There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the Equity Interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any Action against the Company or the Equityholders that remains unresolved. As of immediately following the Closing, Purchaser will own beneficially and of record all of the Company Stock, free and clear of all Liens. All of the Company Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Charter, the Company’s bylaws or other governing documents of the Company, or any agreement to which the Company is a party or otherwise bound. There are no accrued and unpaid dividends with respect to the Company Stock. The Company Stock was issued in compliance with all applicable federal or state securities Laws.

(b)            Except for the Option Plan, the Company has not adopted or maintained any equity-based or equity option plan or any other plan or agreement providing for the issuance of Company Stock or Equity Interests in the Company to any Person. The Company reserved under the Option Plan 2,613,520 shares of Company Stock for issuance to employees and directors of, and consultants to, the Company. As of the date of this Agreement, (i) 945,532 shares of Company Stock are issuable upon the exercise of currently outstanding, unexercised Options and (ii) 591,376 shares of Company Stock remain available for future grant. Schedule 4.03(b) sets forth for each Option outstanding as of the date of this Agreement: (A) the name of the holder of such Option; (B) the number of shares of Company Stock issuable upon the exercise of such Option; (C) the exercise price of such Option; (D) the date of grant of such Option; (E) the vesting schedule for such Option, including the extent vested as of the date of this Agreement and whether the vesting of such Option is subject to acceleration as a result of the Transactions or any other events; and (F) whether such Option is a nonqualified stock option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True, correct and complete copies of the Option Plan and all forms of agreements and instruments relating to or issued under the Option Plan (including any agreements and instruments that differ materially in substance from such forms) have been delivered to Purchaser, and, except as indicated in the copies delivered to Purchaser, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof delivered to Purchaser. Each grant of an Option has been authorized by all necessary corporate action, including, as applicable, approval by the board of directors, of the Company (or a duly constituted and authorized committee thereof) and any required Equityholder approval by the necessary number of votes or written consents.

(c)            The Company has no, and has never had any, Subsidiaries and does not hold, and has never held, any equity, partnership, joint venture or other interest in any Person.

Section 4.04           Financial Statements.

(a)            Schedule 4.04(a) of the Disclosure Schedules contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the balance sheet of the Company as of July 31, 2023 (the “Latest Balance Sheet”), and the related statements of income and cash flow for the seven (7)-month period then ended; and (ii) the audited balance sheet of the Company as of December 31, 2022, December 31, 2021 and December 31, 2020, and the related audited statements of operations, members’ equity and cash flows for the fiscal years then ended. The Financial Statements (including in all case the notes thereto, if any) (A) are accurate and complete in all material respects, (B) are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), (C) have been prepared in accordance with GAAP and (D) present fairly in all material respects the financial condition of the Company as of the respective dates thereof and the operating results of the Company for the periods covered thereby.

(b)            Except as set forth on Schedule 4.04(b) of the Disclosure Schedules, the Company has no material Liabilities (and there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any material Liability), except (i) post-Closing performance obligations under Contracts described on Schedule 4.10(a) of the Disclosure Schedules or under Contracts entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Schedule 4.10(a) of the Disclosure Schedules, are not required to be described on Schedule 4.10(a) of the Disclosure Schedules (but, in any event, not Liabilities for breaches or nonperformance of any such Contracts), (ii) Liabilities reflected (and adequately reserved for) on the face of the Latest Balance Sheet, (iii) with respect to any Transaction Expenses (only to the extent such amounts were taken into account in the determination of the Estimated Closing Consideration), and (iv) Liabilities of the type set forth on the face of the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of Contract, tort, infringement, Action, warranty or environmental, health or safety matter) (the Liabilities contained in (i)-(iii), the “Immaterial Liabilities”).

(c)            Except as set forth on Schedule 4.04(c) of the Disclosure Schedules, the Company has no Indebtedness.

(d)            All revenue reflected on the Latest Balance Sheet, in the aggregate, (i) represent legal, valid and binding obligations for services actually performed by the Company, enforceable in accordance with their terms, (ii) represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and (iii) are payable on ordinary trade terms. There is no Action or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor or otherwise of any revenue related to the amount or validity of such revenue, and no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor. The revenue reflected on the Latest Balance Sheet and the revenue arising after the date thereof, subject to contractual allowances and a reserve for bad debts established in accordance with prior practice, in each case, as shown on the Latest Balance Sheet or, with respect to revenue arising after the date of the Latest Balance Sheet, on the accounting records of the Company, are collectible in the Ordinary Course of Business in amounts similar to amounts historically collected, and in any event collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to revenue arising after the date of the Latest Balance Sheet, on the accounting records of the Company, have been determined in accordance with GAAP. All steps necessary to render all security arrangements in such revenue as legal, valid, binding and enforceable and to give and maintain for the Company a perfected security interest in such revenue have been taken.

(e)            The revenue reflected on the Latest Balance Sheet in the aggregate represent an accurate and complete breakdown and aging, in each case, as of the date thereof, of (i) the accounts and notes payable of the Company, and (ii) any customer deposits or other deposits held by the Company.

(f)            The Company maintains accurate books and records reflecting their assets and liabilities and maintains proper and effective internal control over financial reporting that provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

Section 4.05           No Material Adverse Effect. Since December 31, 2022 there has been no Material Adverse Effect.

Section 4.06           Absence of Certain Developments. Except as set forth on Schedule 4.06 of the Disclosure Schedules, since December 31, 2022, the Company has not:

(a)            sold, leased, assigned, transferred, encumbered, securitized, granted any license or sublicense in, abandoned, cancelled, permitted to lapse or otherwise disposed of any material rights, assets or properties, real or personal, tangible or intangible, including any of the foregoing shown or reflected in the Latest Balance Sheet or any Intellectual Property (including Intellectual Property Assets, other than Intellectual Property Registrations expiring at the end of their statutory terms), or disclosed any Trade Secrets of the Company except pursuant to written and binding confidentiality and non-disclosure agreements;

(b)            voluntarily purchased, prepaid, cancelled, compromised, waived, discharged or released any rights, debts or claims (or series of related rights, debts or claims) of the Company owing to or held by it;

(c)            (i) increased the rate or terms of compensation (including bonuses and equity-based compensation or severance) payable to any current or former employee, officer, director, or individual independent contractor of the Company with annual base compensation exceeding $100,000 (prior to any such increase) (other than annual increases or bonuses in the Ordinary Course of Business, not to exceed 5% in the aggregate or 10% for any individual), (ii) established terms for, entered into, adopted, amended or increased the coverage or benefits provided under any Employee Benefit Plan or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, (iii) granted, awarded or paid any equity-based award, bonus, change in control payment, severance, retention, or deferred compensation or other compensatory payment to any current or former employee, officer, director, or independent contractor of the Company (other than annual bonus increases in the Ordinary Course of Business, not to exceed 5% in the aggregate or 10% for any individual), (iv) taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to or to forgive the indebtedness of any current or former employee, officer, director, or independent contractor of the Company, (v) hired or terminated (other than for cause) the employment or engagement of any employee, officer, director, or individual independent contractor of the Company who receives (or prior to termination would have been eligible to receive) base compensation in excess of $100,000 per year, (vi) waived, released or limited in any material respect any restrictive covenant obligation of any current or former employee, officer, director, or individual independent contractor of the Company, or (vii) entered into, modified, or extended any collective bargaining agreement or recognized any labor union, works council, labor organization or group of employees as the bargaining representative for employees of the Company;

(d)            (i) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness, or (ii) become subject to any other Liability (except current Liabilities incurred in the Ordinary Course of Business or Immaterial Liabilities) in excess of $25,000 per Liability or $200,000 in the aggregate;

(e)            made any loans or advances to, or guarantees for the benefit of, or otherwise become liable for the Indebtedness or other legal obligation of, any Person, or made any investments in or acquisition of any assets or Equity Interests of any Person;

(f)            made any capital expenditures or commitments therefor in the aggregate in excess of $100,000;

(g)            adopted or changed (or made a request to any Governmental Entity to change) any policy or practice of accounting or annual accounting period, other than as required by GAAP or applicable Law, including not having changed cash management customs and practices (including with respect to maintenance of working capital balances or any reserves, collection of accounts or other amounts receivable, payment of accounts or other amounts payable, accrued Liabilities and other Liabilities and pricing and credit policies) or, since the date of the Latest Balance Sheet, having changed conduct related to cash management in any manner whatsoever, including as a result of or in connection with COVID-19;

(h)            delayed or postponed the payment of accounts or other amounts payable or other Liabilities or accelerated the collection of any accounts or other amounts receivable outside the Ordinary Course of Business, or made any change in accounting practices or policies, including not having changed conduct related to cash management customs and practices (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies) or, since the date of the Latest Balance Sheet, having changed conduct related to cash management in any manner whatsoever, including as a result of or in connection with COVID-19;

(i)            engaged in any promotional sales, customer rebates, discount or price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;

(j)            instituted or permitted any material change in the conduct of the Company’s business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(k)            entered into any Contract that would constitute a Material Contract or Permit, or accelerated, amended, modified, cancelled, terminated or granted any waiver or given any consent or release with respect to any Material Contract or Permit;

(l)            become subject to any obligation that prohibits the Company from freely engaging in the Business anywhere in the world or that otherwise materially restricts any activities of the Company;

(m)            experienced any material Loss (whether or not covered by insurance);

(n)            made, changed or rescinded methods, annual accounting period, policies or elections, adopted or changed (or made a request to any Governmental Entity to change) any method, policy or practice of accounting, filed any amended Tax Return or prepared or taken any position on any Tax Return in a manner inconsistent with past practice or that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Tax period (or portion of a Straddle Period) beginning after the Closing Date;

(o)            entered into any closing or settlement Contract relating to any Tax of the Company, settled or compromised any Action in respect of any Tax or Tax Return of the Company, entered into any Tax Sharing Agreement, consented to any extension or waiver of the limitations period applicable to any Action relating to any Tax of the Company, requested a ruling with respect to Taxes, surrendered any right to claim a refund, offset or other reduction in Tax Liability or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit of the Company;

(p)            failed to timely file with the appropriate Taxing Authority (including allowable extensions) any Tax Return, or pay or remit Taxes when they became due and payable;

(q)            declared, set aside or paid any dividends or made any distributions on or in respect of any Equity Interest of the Company, or directly or indirectly redeemed, purchased or otherwise acquired any Equity Interests;

(r)            imposed any Lien upon the Company’s properties or assets, tangible or intangible;

(s)            instituted an Action, or adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(t)            entered into any Contract (or series of related Contracts) either involving more than $25,000 or outside the Ordinary Course of Business, except for Contracts entered into with employees, or individual independent contractors of the Company;

(u)            sold, securitized, factored or otherwise transferred any accounts receivable;

(v)            entered into any transaction with or for the benefit of any Affiliate other than (i) the Transactions or (ii) transactions set forth on Schedule 4.06(e) or Schedule 4.16(a) of the Disclosure Schedules;

(w)            authorized or effected any amendment or change in the Charter, the Company’s bylaws or any other governing document of the Company;

(x)            authorized, issued, sold, granted or otherwise disposed of any Equity Interests of the Company (other than the issuance of Common Stock to satisfy the exercise of any Option set forth on Schedule 4.03(b)), or modified or amended any right of any holder of any such Equity Interests; or

(y)            authorized or entered into any Contract to do any of the foregoing, or authorized, taken, agreed or committed to take (or fail to take) any action with respect to the foregoing.

Section 4.07           Real Property.

(a)            The Company does not own, has never owned and does not have any options to acquire, any real property.

(b)            Schedule 4.07 of the Disclosure Schedules sets forth a complete list of all Leased Real Property, including with respect to each property, the lessee, address, use and current monthly rent amount. The Company has delivered to Purchaser a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.07 of the Disclosure Schedules, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no Actions with respect to such Lease; (iii) neither the Company nor, to the Company’s Knowledge, any other party to such Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (vi) the Company has not pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property; and (vii) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c)            All buildings, structures, improvements, including the roof, foundation, load-bearing walls and other structural elements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair in all material respects and are sufficient for the operation of and use and occupancy thereof in connection with the Company’s business. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements, or any portion thereof, in the operation of the Company’s business.

(d)            Each parcel of Leased Real Property has direct access to a public street adjoining such Leased Real Property. The Company has not received any written or oral notice of (i) violations of building codes or zoning ordinances or other Laws affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of the Company, threatened condemnation Actions affecting the Leased Real Property or (iii) existing, pending or threatened zoning, building code or other moratorium Actions, or similar matters which could reasonably be expected to adversely affect the use of the Leased Real Property as currently used. No Leased Real Property, nor any material portion thereof, has been damaged or destroyed by fire or other casualty.

(e)            The Leased Real Property is sufficient for the operation of the Company’s business and constitutes all of the real property necessary to conduct the Company’s business, in each case, as presently conducted.

Section 4.08           Assets. The Company owns good and valid title to, or a valid license to or leasehold interest in, all of the properties and assets, tangible or intangible, used by it, located on any of its premises, or, if applicable, shown on the face of the Latest Balance Sheet or acquired thereafter, free and clear of all Liens (other than Permitted Liens). Except as disclosed on Schedule 4.08 of the Disclosure Schedules, the Company owns, or has a valid license to or leasehold interest in, all properties and assets necessary for the conduct of its businesses as presently conducted. All Improvements, machinery and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in adequate condition and repair in all material respects and are usable and sufficient for the continued conduct of the Company’s business as presently conducted in the Ordinary Course of Business. No Equityholder owns any tangible or intangible assets or properties necessary for the conduct of the Company’s business or that were developed by or for the Company.

Section 4.09           Tax Matters. Except as set forth on Schedule 4.09 of the Disclosure Schedules:

(a)            The Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. The Company has timely paid all material Taxes due and payable by it (whether or not shown or required to be shown on any Tax Returns). The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third-party. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under applicable Laws relating to Tax. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens or statutory liens for Taxes not yet due and payable) upon any of the assets of the Company. The Company has delivered to Purchaser complete and correct copies of all federal, state and local income and other material Tax Returns, examination reports, and statement of deficiencies assessed against, or agreed to by the Company for all taxable periods ended on or after 2018.

(b)            No Tax Return of the Company has been the subject of an Action by a Taxing Authority, and there is no written foreign, federal, state or local Action by a Taxing Authority relating to the Company’s Taxes or Tax Returns pending, in progress or threatened. The Company is not subject to any currently effective order, judgment, ruling or decree of any court or Governmental Entity with respect to any Tax. The Company has not received from any Taxing Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company. There are no unresolved claims concerning the Tax liability of the Company.

(c)            The Company has not waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company or agreed to any extension of time for filing any Tax Return of the Company which has not been filed.

(d)            Schedule 4.09(d) of the Disclosure Schedules sets forth each jurisdiction in which the Company files an Income Tax Return.

(e)            The Company has not engaged in any reportable transaction as defined in Section 67I(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(f)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, including under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local, federal or foreign Tax Law), (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iv) use of the cash method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or before the Closing Date, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law), (vii) prepaid amount or deferred revenue received on or before the Closing Date, (viii) inclusion under Section 965(a) of the Code or (ix) election under Sections 965(h) or 965(i) of the Code.

(g)            The Company is not a party to, or bound by, a Tax Sharing Agreement.

(h)            The Company has not distributed equity of another Person, or had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            The Company (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return or been included in a combined, consolidated or unitary Income Tax Return and (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise.

(j)            The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)            For U.S. federal and applicable state and local Income Tax purposes, the Company uses the accrual method of accounting, and the calendar year for its taxable year.

(l)            For U.S. federal, state and local Income Tax purposes, since (i) its date of formation through September 20, 2018, the Company was properly classified as a Subchapter S corporation and (ii) September 21, 2018, the Company has been properly classified as a C corporation.

(m)            There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(n)            The Company has (i) collected all material amounts of sales Taxes required to be collected and in substantial compliance with the time and manner required by any applicable Tax Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Governmental Entity in substantial compliance with the time and in the manner required by any applicable Tax Law, and (ii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(o)            The Company has not (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local law), (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order, or (iii) obtained (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, the Company has properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act (or any similar provision of state or local law).

(p)            Each plan, program, agreement or arrangement of the Company that is or forms part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder in all material respects. The Company has no “gross-up” or indemnity obligations for Taxes imposed under Section 4999 or 409A of the Code. No payment or benefit which could be made with respect to any a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(q)            For U.S. federal, and applicable state and local, Income tax purposes, the Convertible Notes are classified as debt and not as equity.

(r)            After the Closing, the Surviving Corporation will hold “substantially all” of the properties of the Company (other than the Purchaser Stock distributed in connection with the Merger) in accordance with the requirements of Treasury Regulations Section 1.368-2(j)(2)(iii).

Section 4.10           Material Contracts.

(a)            Schedule 4.10(a) of the Disclosure Schedules, includes a true and complete list of all of the following Contracts or other agreement (the “Material Contracts”) to which the Company is a party or by which the Company or any of their respective assets or properties is bound:

(i)            any Contract relating to Indebtedness or to mortgaging, pledging, guaranteeing or otherwise placing a Lien on the Company’s assets;

(ii)            any partnership, joint venture, collaboration, joint marketing, reseller, channel partners, revenue share agreement, shareholders’ or other similar Contract;

(iii)            all Leases and any other lease, sublease, license or other similar Contract under which the Company is lessee or lessor of, or holds or operates or permits any third party to hold or operate, any property, real or personal;

(iv)            any Contract or group of related Contracts (A) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $100,000, or (B) any other Contracts or groups of related Contracts involving the payment or potential payment by or to the Company of more than $100,000 during any twelve (12)-month period (other than Contracts related to employment of Continuing Employees or engagement of independent contractors);

(v)            any Contract (A) containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or (B) containing any provision or covenant prohibiting or limiting the Company’s disclosure of confidential or proprietary information (other than confidentiality agreements entered into in the Ordinary Course of Business the terms of which do not impose material restrictions on the Company’s ability to operate the Business);

(vi)            any Contract containing (A) any provision or covenant concerning the exclusive provision of goods or services by or to the Company or (B) a “most favored nation” or similar provision;

(vii)           any Contract that includes minimum purchase requirements or commitments or take-or-pay obligations of the Company;

(viii)          any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of the Company;

(ix)            any letter of intent, memorandum of understanding, confidentiality agreement or definitive agreement relating to the acquisition or disposition of any business (whether by merger, sale of equity, sale of assets or otherwise) other than the Confidentiality Agreement;

(x)            any profit sharing, profits interest, equity option, equity purchase, equity appreciation, deferred compensation, severance or other similar agreement for the benefit of the current or former directors, shareholders, members, officers or employees of the Company;

(xi)            Intellectual Property Agreements or Contracts providing the Company a right to use Systems that, in each case, are material to the Business, (excluding Contracts for non-customized, commercially available, off-the-shelf Software on generally standard terms and conditions involving annual aggregate consideration less than $50,000);

(xii)            any agreement (A) for the employment or engagement of any officer, individual employee, or individual independent contractor or consultant that provides for annual base compensation in excess of $165,000, (B) which provides severance or other termination payments or (C) which provides payments upon a change of control of the Company;

(xiii)           any Contract or agreement relating to loans to officers, directors, employees or Affiliates of the Company;

(xiv)          any Contract or agreement between the Company, on the one hand, and any Equityholder or any of their Affiliates, as the case may be, on the other hand, other than (i) the Transaction Documents, (ii) employment and equity agreements and arrangements entered into by the Company, (iii) participation by employees, officers and directors in any Employee Benefit Plan, or (iv) director and officer indemnification agreements approved by the board of directors of the Company, in each case, solely to the extent set forth on Schedule 4.16(a) of the Disclosure Schedules;

(xv)           any Contract with any Governmental Entity involving the payment or potential payment by or to the Company of more than $50,000 during any twelve (12)-month period;

(xvi)          any collective bargaining agreement or other agreement or Contract to or with any labor union;

(xvii)         any Contract involving the settlement or conciliation of any Action or threatened Action with respect to which any unpaid amount exists or conditions precedent thereto have not been satisfied;

(xviii)        any warranty Contract with respect to products sold or services rendered;

(xix)          any Contract relating to the marketing, advertising or promotion of the Company’s products or services involving the payment or potential payment by or to the Company of more than $25,000 during any twelve (12)-month period; and

(xx)           any other Contract (or group of related Contracts) that are material to the Company or the operation of the Business.

(b)           Except as specifically disclosed on Schedule 4.10(b) of the Disclosure Schedules, (i) no Material Contract has been breached (and, to the Knowledge of the Company, there are no anticipated breaches) in any material respect, or cancelled or terminated (and, to the Knowledge of the Company, there are no anticipated cancellations or terminations), by the Company or, to the Knowledge of the Company, any other party thereto, (ii) the Company has performed all obligations under each Material Contract required to be performed by it in all material respects and there is no material breach of, or default under, any such Contract or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, and (iii) each Material Contract is legal, valid, binding, in full force and effect and enforceable against the Company thereto and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect, and will continue to be in full force and effect, and legally and validly binding and enforceable against each other party thereto immediately following the consummation of the Transactions (except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles). For purposes of this Agreement, “Material Contract” means each Contract or agreement listed or required to be listed on Schedule 4.10(a) of the Disclosure Schedules. The Company has heretofore delivered to Purchaser a true and correct copy of all Material Contracts (and a true and correct written description of each oral Material Contract), together with all amendments, exhibits, attachments and waivers thereto.

Section 4.11            Proprietary Rights.

(a)            Schedule 4.11(a) of the Disclosure Schedules sets forth a complete and correct list of all of the following:(i) Intellectual Property Registrations, and (ii) all Intellectual Property Assets constituting either material unregistered Trademarks or material Software. All Intellectual Property Registrations set forth on Schedule 4.11(a) of the Disclosure Schedules are in good standing, free of any Liens (other than Permitted Liens) and except as set forth on Schedule 4.11(a) of the Disclosure Schedules, all required filings, fees and documents necessary to, as applicable, prosecute and maintain the Intellectual Property Registrations have been timely paid or filed with the relevant Governmental Entity and authorized registrars. Except as set forth in Schedule 4.11(a) of the Disclosure Schedules, there are no such filings or fees due within sixty (60) days of the date of this Agreement. There are no statutory bar dates with respect to any Intellectual Property that is or may be patentable within sixty (60) days of this Agreement. There is no pending claim or claim threatened in writing, by any third party contesting the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity, or enforceability of, or alleging misuse of, any Intellectual Property Assets (including, but not limited to, any litigation, oppositions, cancellations, derivation proceedings, invalidity proceedings, inter partes and post-grant reviews, reissue proceedings, interferences or re-examination proceedings), and no such claim is or has been threatened in writing in the past six (6) years. The Company is the sole and exclusive owner of all Intellectual Property Assets and has a valid right to use all other Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Company, the Intellectual Property Assets are all valid, enforceable, and subsisting.

(b)            The consummation of the Transactions shall not result in the restriction, limitation, loss or impairment of or payment of any additional amounts under any Intellectual Property Agreements, nor require the consent of any other Person in respect of, the Company’s right to own any Intellectual Property Assets, or use, or hold for use any other Company Intellectual Property as owned, used or held for use in the conduct of the Business. No current or former partner, director, officer, or employee of the Company will, after giving effect to the Transactions, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Assets.

(c)            To the Knowledge of the Company, except as set forth on Schedule 4.11(c) of the Disclosure Schedules, the Business as previously conducted has not infringed, misappropriated, or otherwise violated, and the business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third party. Except as set forth on Schedule 4.11(c) of the Disclosure Schedules, (i) in the past six (6) years, the Company has not received any written notice of any action asserting that any such infringement, misappropriation, or other violation has occurred; and (ii) in the past six (6) years, the Company has not received any written request or invitation to take a license under any Intellectual Property owned by any third party.

(d)            Except as set forth on Schedule 4.11(d) of the Disclosure Schedules, to the Knowledge of the Company, (i) no Person has, in the past six (6) years, infringed, misappropriated, or violated, and no Person is currently infringing, misappropriating, or violating the Intellectual Property Assets, and (ii) the Company has not delivered a written notice of a claim for any such infringement, misappropriation or other violation to a Person in the past six (6) years.

(e)            The Company owns and possesses the entire right, title and interest in and to all Intellectual Property Assets created or developed by, for or under the direction or supervision of it, and all Persons who have participated in the creation or development of any such Intellectual Property Assets have executed and delivered to the Company a valid and enforceable Contract (i) providing for the non-disclosure by such Person of any Trade Secrets, and (ii) providing for the present assignment by such Person to the Company of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company. The Company has taken commercially reasonable steps to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets or otherwise provided to the Company by a third party. To the Knowledge of the Company, no such Trade Secrets have been the subject of any unauthorized access, use, or disclosure.

(f)            No Software included in Intellectual Property Assets, nor any Company Products, contains or is derived from any Open Source Software that, as used by the Company, would operate to (i) undermine a claim of ownership to any Software included in the Intellectual Property Assets; (ii) require the disclosure, licensing, or distribution of any source code for any portion of any Software included in the Intellectual Property Assets; or (iii) otherwise impose any restriction on the right or ability of the Company to use, distribute or provide access to any Software included in the Intellectual Property Assets.

(g)            The Systems are: (i) reasonably adequate for the operation of the Business; (ii) are in good operating order and have not had any material downtime or errors in the last three (3) years that have not been remediated; (iii) have adequate capacity and scalability for the Company’s current written plans for the Business; and (iv) have commercially reasonable security, back-ups, hardware and software support and maintenance. Within the last three (3) years, the Systems have not suffered any failures, continued substandard performance, errors, breakdowns or other adverse events that have caused any material disruption or interruption in the Business that have not been remediated. The Company has purchased a sufficient number of license seats for all material Software currently used in the Business. To the Knowledge of the Company, the Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as these terms are commonly used in the computer software industry).

(h)            No restriction asserted by the Company on any Governmental Entity’s use or disclosure of any Intellectual Property Assets has been finally adjudicated as unjustified or invalid. There are no pending or, to the Knowledge of the Company, threatened in writing pre-challenge requests for information, challenges, appeals, claims, or other proceedings by any Governmental Entity related to the validity of or justification for any restrictions asserted by the Company on such Governmental Entity’s use or disclosure of any Intellectual Property Assets.

(i)            No Intellectual Property Assets have been delivered to any Governmental Entity with unlimited rights. All Intellectual Property Assets delivered to a Governmental Entity with less than unlimited rights pursuant to a Government Contract have been identified and marked in all material respects in accordance with such Government Contract. No restrictive marking applied by the Company to any Intellectual Property Asset delivered to any Governmental Entity has been finally adjudicated as non-conforming. Within the last three (3) years, no Governmental Entity has notified the Company that any restrictive marking applied by the Company to any Intellectual Property Asset is non-conforming.

Section 4.12            Litigation. Except as set forth on Schedule 4.12 of the Disclosure Schedules, there are no, and have not been in the past five (5) years, any Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its directors, officers or employees (in their capacities as such), at Law or in equity, or before or by any Governmental Entity. The Company is not, and has not been, subject to or bound by any settlement or conciliation Contract or any outstanding Orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Company’s business as currently conducted. The Company has not received any notice of, and, to the Company’s Knowledge, there has not been any, accident, happening or event which is or has been caused or allegedly caused by or otherwise involving any services performed in connection with or on behalf of the Company that is reasonably likely to result in or serve as a basis for a Loss. No former direct or indirect holder of any Equity Interests of the Company or any Subsidiary of the Company has any Action against the Company or the Equityholders that remains unresolved.

Section 4.13            Brokerage. There is no Liability (or any basis for any Liability) for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or any other sale of, or acquisition by, the Company based on any act, statement or Contract made, or alleged to have been made, by or on behalf of the Company, any of its Affiliates or any Representative retained thereby, or acting for or on behalf of, any of the foregoing.

Section 4.14            Employees.

(a)            Except as set forth on Schedule 4.14(a) of the Disclosure Schedules, no executive, key employee, or independent contractor, and no group of employees or independent contractors, of the Company has any plans to terminate or modify their status as an employee or, if relevant, as an independent contractor, of the Company, including upon or in connection with the consummation of the Transactions. There have not been, and currently are not, any Actions pending or, to the Knowledge of the Company, threatened against the Company with respect to or by any current, former, or prospective employee, intern, temporary worker, independent contractor, or other service provider, of the Company.

(b)            The Company is not, and has not in the past five (5) years been, a party to, bound by, or in negotiations of any collective bargaining agreement, collective bargaining Contract or other agreement or Contract with a union, workers council or labor organization (collectively, “Union”), and there is not, and has not been in the past five (5) years, any Union representing, purporting to represent or requesting, in any way, to represent any employee of the Company. The Company has not in the past five (5) years (i) experienced any strikes, work stoppages, labor grievances, claims of unfair labor practices or other material labor disputes, or (ii) engaged in any unfair labor practices. There are no ongoing or, to the Company’s Knowledge, threatened, union organizing activities with respect to employees of the Company and no such activities have occurred in the past five (5) years.

(c)            Set forth on Schedule 4.14(c) of the Disclosure Schedules is a true, complete and accurate list of each employee of the Company and, as applicable, such Person’s date(s) of hire by the Company, position or title (if any), current rate of compensation, incentive compensation eligibility (such as bonuses or commission), whether such Person is hourly or salaried, whether such Person is exempt or non-exempt under applicable Laws, the number of such Person’s accrued sick days and vacation days under the Company policy or Laws, whether such Person is absent from active employment and, if so, the date such person became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Schedule 4.14(c) of the Disclosure Schedules also contains a list of the name of each individual independent contractor or consultant of the Company (whether engaged directly as an individual or through an entity), together with a brief description of services performed by such Person, work location (by state), date of engagement, compensation rate, total amount paid in 2022, and whether such Person is engaged with the Company directly as an individual or through an entity (and if an entity, such entity’s name).

(d)            The Company: (i) is and has been over the past five (5) years in compliance in all material respects with all applicable Laws respecting employment, employment practices, exempt/nonexempt classification (including under the Fair Labor Standards Act and similar state Laws), employee/independent contractor classifications, terms and conditions of employment, wages and hours (including minimum wage and overtime), immigration and citizenship (including proper completion, processing and retention of I-9 forms for all employees), vacation pay, sick time off, family leave, equal opportunity, discrimination, harassment, health and safety, child labor, background and credit checks, leaves of absence, unemployment insurance, governing reporting and all other applicable employment-related obligations as a government contractor; and (ii) except as set forth on Schedule 4.14(d) of the Disclosure Schedules, has not made, and is not obligated to make, any payment to any employee, officer, director, or individual independent contractor of the Company in connection with the Transactions. The Company has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance amounts, and other compensation that have come due and payable to its employees, consultants, and independent contractors pursuant to any Law, Contract or policy.

(e)            In the past five (5) years, (i) no employee or independent contractor of the Company has been or is being investigated in connection with any claims or allegations of discrimination or harassment (including, without limitation, sexual harassment), nor is the Company or any employee or independent contractor of the Company subject to any disciplinary action in connection with any claims or allegations of discrimination or harassment, in either case in their capacity as an employee or independent contractor of the Company and that could cause any damage to the reputation of the Company or any of its employees or independent contractors, and (ii) there have been no allegations of sexual harassment or other harassment or discrimination of any kind made against the Company or any employee or independent contractor of the Company. In the past five (5) years, the Company has not implemented any plant closing or layoff of employees that has implicated implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law, and no such action will be implemented without advance written notification to Purchaser.

(f)            There are no outstanding assessments, penalties, fines, or Liens (other than Permitted Liens) due or owing as of the date hereof in respect to workplace safety or insurance, and in the past five (5) years no audit of the Company has been performed pursuant to any applicable workers’ compensation legislation.

Section 4.15            Product and Service Warranties; Product Liability; Product Recall.

(a)            Except as set forth on Schedule 4.15 of the Disclosure Schedules, the Company has not made any express or implied warranties or guarantees with respect to the products marketed or sold or services rendered by it. Each product sold or delivered, and each service rendered, by the Company, as applicable, since the adoption of such warranties or guaranties, if applicable, (i) has been in conformity in all material respects with all applicable contractual commitments and such express and implied warranties or guaranties and (ii) is in all material respects within the applicable guaranty, warranty or other indemnity terms and conditions with respect thereto, and the Company has no material Liability or obligation for replacement or repair thereof or other damages or Liabilities in connection therewith. All products sold by the Company have complied in all material respects with all governmental, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(b)            There are no asserted claims to return products of the Company by reason of defective merchandise, breach of warranty or otherwise outside the Ordinary Course of Business. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the return policies of the Company, as applicable. The execution and delivery of this Agreement or the consummation of the Transactions will not trigger any cancellations or withdrawals of accepted and unfilled orders for the sale of the Company’s products. To the Company’s Knowledge, the Company’s customers are not entitled to any bonus, rebate, setoff, refund or credit from the Company.

Section 4.16            Employee Benefit Plans.

(a)            Schedule 4.16(a) of the Disclosure Schedules contains an accurate and complete list of each material Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided Purchaser with true and complete copies of, where applicable, (i) the plan document (including written summaries of all Employee Benefit Plans that are not in writing), (ii) for the most recent year, the Form 5500 and attached schedules, audited financial statements, actuarial valuations and any response to an auditor’s request for information, (iii) the most recent summary plan description and all subsequent summaries of material modifications, (iv) for each Qualified Benefit Plan, the most recent IRS determination or opinion letter, and the three most recent nondiscrimination, coverage and other compliance tests performed under the Code, (v) all related trust agreements, insurance policies or other funding instruments and all custodial, administrative, recordkeeping, investment management and other service agreements, and (vi) all material correspondence with any Governmental Entity (A) during the past six (6) years or (B) at any time if such correspondence relates to any ongoing matter. The Company has never sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any Non-U.S. Plan.

(b)            Except as set forth on Schedule 4.16(b) of the Disclosure Schedules, the Company has no ERISA Affiliates. Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, or had any obligation to contribute to, or had any obligation or Liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan (as described in section 413(c) of Code or Section 210 of ERISA), (iv) plan, program, agreement or arrangement that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (vi) “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate has any current or potential Liability under Title IV of ERISA. With respect to each Employee Benefit Plan, there has been (i) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in any material Company liability and (ii) no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan. No fact or circumstance exists with respect to any Employee Benefit Plan that could reasonably be expected to subject the Company or, with respect to any period on or after the Closing, Purchaser or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to any tax or penalty under Sections 4972-4980H of the Code.

(c)            Each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (and in each case, the rules, regulations and guidance promulgated thereunder) in all material respects. Each Qualified Benefit Plan is qualified under Section 401(a) of the Code and has received, is covered by, or may rely on a favorable determination letter or opinion letter from the IRS or with respect to a prototype plan or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and any trust related thereto are exempt from federal income Tax under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. The Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees or independent contractors of the Company. No individual employed or engaged by the Company has been improperly excluded from any Employee Benefit Plan.

(d)            The Company and each ERISA Affiliate has complied and is in compliance with, in all material respects, the requirements of COBRA. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. The Company and each ERISA Affiliate is, and during all relevant times has been, in compliance in all material respects with the applicable requirements of (i) the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder, and (ii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, which could reasonably be expected to result in a material violation of, or material penalty or Liability under, any of the foregoing.

(e)            With respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending on or prior to the Closing Date shall have been made or accrued on the Latest Balance Sheet in accordance with GAAP, and there is no unfunded Liability with respect thereto which is not reflected on the Latest Balance Sheet. No Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened and no Employee Benefit Plan has been the subject of an examination or audit by a Governmental Entity. None of the assets of the Company nor any Employee Benefit Plan is subject to any Lien under ERISA or the Code. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, except to provide third-party administrative or recordkeeping services to an Employee Benefit Plan sponsored by the Company.

(f)            Except as set forth on Schedule 4.16(f) of the Disclosure Schedules, neither the execution of any of the Transaction Documents nor any of the Transactions could (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Company to severance pay or any other payment or benefit (whether in cash, property or the vesting of property); (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any current or former director, officer, manager, member, partners, employee, independent contractor or consultant of the Company, (iii) result in funding or the forfeiture of compensation or benefits due to, or result in the forgiveness of indebtedness of any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Company, (iv) limit or restrict the right of the Company or any successor to merge, amend or terminate any Employee Benefit Plan, or (v) increase any Liability or the amount payable or result in any other material obligation under an Employee Benefit Plan or otherwise for any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Company.

(g)            Each Option has an exercise price that equals or exceeds the fair market value of a share of Common Stock as of the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code) within the meaning of Section 409A of the Code and within the meaning of Section 422 of the Code with respect to any Option that is intended to be an incentive stock option within the meaning of Section 422 of the Code. The treatment of the Options in accordance with Section 2.03(a) is permitted under the Option Plan, all Contracts applicable to such Options, and all applicable Laws.

Section 4.17            Insurance. Set forth on Schedule 4.17 of the Disclosure Schedules is (a) a true and complete list of current policies of insurance that the Company has in place, with policy number, amounts, coverage and date of expiration and (b) with respect to the Company’s business, a list of all pending claims and the claims history for the Company since January 1, 2020. Each such policy is in full force and effect, legal valid, binding, enforceable, all premiums due on such policies are currently paid in accordance with the terms of such policies or, if not yet due, accrued, and none of such policies has been subject to any lapse in coverage. The Company has not received any written or, to the Knowledge of the Company, oral notice of cancellation, termination or non-renewal of, premium increase with respect to, or alteration of coverage under, any of such policies. The Company is not in default with respect to any obligations under any of such insurance policies. The Company has not taken any action, or has failed to take any action, which, with or without notice or the lapse of time, would constitute a breach or default or termination, modification or non-renewal of any of such insurance policies. The insurance coverage maintained by the Company is compliant with all applicable Laws and Contracts to which the Company is a party or bound. Except as set forth on Schedule 4.17 of the Disclosure Schedules, there are no Actions related to the Company’s business pending under any such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.18            Compliance with Laws; Permits; Certain Operations.

(a)            Except as set forth on Schedule 4.18(a) of the Disclosure Schedules, the Company has complied, and is currently in compliance, with all applicable Laws in all material respects, and no written notices have been received by, and no claims have been filed against, the Company alleging a violation of any such Laws.

(b)            The Company (i) owns, holds or possesses all Permits necessary pursuant to applicable Law (including Environmental and Safety Requirements) for the ownership and use of its assets and properties and the conduct and ownership of its business (including for the occupation and use of the Leased Real Property) as currently conducted, and Schedule 4.18(b) of the Disclosure Schedules sets forth a complete and correct list of all of such Permits owned, held or possessed as of the Closing Date, and a brief description thereof and (ii) is currently in compliance, and has at all times complied, with all terms and conditions of any such Permits in all material respects, without any material breach or default thereunder. All such Permits are valid and in full force and effect and may be relied upon by the Company for lawful operation of the business of the Company on and immediately after the Closing without transfer, reissuance or other action by any Governmental Entity. No written notice of cancellation, default or material dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company in connection with the consummation of the Transactions or otherwise. The Company has not been a party to or subject to any Action seeking to revoke, suspend or otherwise limit any Permit.

(c)            Except as set forth on Section 4.18(c) of the Disclosure Schedules, the Company has not (i) certified, represented or otherwise indicated (either orally or in writing) to any Person, including any current, former or potential customer, partner, broker or Governmental Entity, as to any special classification (e.g., minority owned, woman owned, small business or other preferential status afforded by Law) or (ii) received, or currently receives, any benefit of any kind from any such designation with respect to the ownership, management or control of the Company that, after giving full effect to the Transactions, the Company would no longer be entitled.

Section 4.19            Environmental and Safety Matters.

(a)            Except as set forth on Schedule 4.19 of the Disclosure Schedules, the Company has at all times complied, and is currently in compliance, with all Environmental and Safety Requirements in all material respects.

(b)            The Company (i) has not received any written or oral notice, report or other information regarding any actual or alleged violation of, or Liabilities under, any Environmental and Safety Requirements or regarding any Hazardous Materials, and (ii) is not subject to any Order or any pending or, to the Knowledge of the Company, threatened Action regarding any actual or alleged violation of, or Liabilities under, any Environmental and Safety Requirements or regarding any Hazardous Materials.

(c)            The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, so as to give rise to any current or future material Liabilities pursuant to any Environmental and Safety Requirements.

(d)            None of the following exists on, at or under any current or former owned, operated or leased property or facility of the Company: (i) underground or above-ground storage tanks; (ii) landfills, waste disposal areas, lagoons or surface impoundments; (iii) asbestos-containing material in any form or condition; or (iv) materials or equipment containing polychlorinated biphenyls.

(e)            The Company has not, either expressly or by operation of Law, assumed or undertaken, or provided an indemnity with respect to, any material Liability, including any obligation for corrective or remedial action, of any Person relating to Environmental and Safety Requirements or regarding any Hazardous Materials.

(f)            There are no facts, events or conditions with respect to current or, to the Company’s Knowledge, former properties, facilities or operations that would prevent, hinder or limit continued compliance in all material respects with Environmental and Safety Requirements or that would be reasonably likely to give rise to corrective action, investigative or remedial obligations or other material Liabilities under any Environmental and Safety Requirement or regarding any Hazardous Materials.

(g)            The Company has provided to Purchaser all environmental reports, audits, and other information materially bearing on environmental, health and safety matters associated with the current and former operations of the Company that are in its possession or control.

Section 4.20            Names and Locations; Officers, Bank Accounts and Powers of Attorney. Except as set forth on Schedule 4.20 of the Disclosure Schedules, (a) the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the name (or a derivation thereof) set forth in its certificate of formation, and (b) all of the material assets of the Company are located at the Leased Real Property. Set forth on Schedule 4.20 of the Disclosure Schedules is a correct and complete list of (i) the directors and officers of the Company, (ii) each bank, trust company and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains a depository, or credit relationship, including each account type and each account number, as applicable (collectively, the “Bank Accounts”), (iii) all Persons authorized to draw on, or to have access to, each of the Bank Accounts and (iv) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company.

Section 4.21            Customers and Suppliers.

(a)            Schedule 4.21(a) of the Disclosure Schedules sets forth a complete and correct list of (i) the twenty (20) largest customers of the Company in terms of the aggregate revenue attributable to such customers for each of the years ended December 31, 2021 and December 31, 2022 and for the period ended on the date of the Latest Balance Sheet (the “Material Customers”), and set forth opposite the name of each such Material Customer is the percentage of gross sales attributable to such Material Customer during each such period, and (ii) the ten (10) largest suppliers of the Company in terms of the aggregate dollar amount of gross purchases made by such suppliers for each of the years ended December 31, 2021 and December 31, 2022 and for the period ended on the date of the Latest Balance Sheet (the “Material Suppliers”), and set forth opposite the name of each Material Suppliers is the amount paid to such Material Supplier during each such period.

(b)            Except as set forth on Schedule 4.21(b) of the Disclosure Schedules, in the last twelve (12) months, (i) no Material Customer has provided written or, to the Knowledge of the Company, oral notice that any such Material Customer will, or intends or is considering to, cease being a customer of the Company or materially decrease the rate of, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to, buying products from the Company (whether as a result of the consummation of the Transactions or otherwise), or has any material quality issues with respect to the materials, product or services provided by the Company and (ii) no Material Supplier has provided written or, to the Knowledge of the Company, oral notice that any such Material Supplier will, or intends or is considering to, cease doing business with the Company or materially decrease the rate of, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the Transactions or otherwise). There is no outstanding or, to the Company’s Knowledge, threatened material dispute with any Material Customer or Material Supplier.

Section 4.22            Inventory. Schedule 4.22 of the Disclosure Schedules sets forth a complete and correct list of all material Inventory as of the date hereof. The Inventory of the Company shown on the Latest Balance Sheet, net of the reserves applicable thereto as shown on the Latest Balance Sheet, is (a) of a quantity and quality maintained by the Company in the Ordinary Course of Business and necessary in order for the Company to conduct its business as currently conducted and as proposed to be conducted, (b) not damaged or obsolete, except as otherwise specifically reserved for on the Latest Balance Sheet, (c) merchantable and fit for its intended use in the Ordinary Course of Business and (d) not defective. The Inventory of the Company is reflected on the Latest Balance Sheet in a manner materially consistent with the Company’s customary historical practices for valuing Inventory.

Section 4.23            International Trade & Anti-Corruption Matters.

(a)            None of the Company, any Equityholder, any of their respective Affiliates or any Representative of any of the foregoing, has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign political activity; (ii) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any foreign political parties or campaigns from corporate funds; or (iii) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery law, regulation, statute, measure or order (collectively, “Anti-Corruption Laws”). No Governmental Entity is investigating or has initiated or, to the Knowledge of the Company, has threatened any investigation of the Company, any Equityholder, any of their respective Affiliates or any Representative of any of the foregoing, in connection with an alleged or possible violation of any Anti-Corruption Laws. The Company has not made any voluntary or involuntary disclosure to any Governmental Entity in connection with an alleged or possible violation of any Anti-Corruption Laws.

(b)            The Company, the Equityholders, their respective Affiliates and the Representatives of the foregoing are, and have at all times been, in compliance with all applicable import Laws, export control and trade and economic sanctions Laws of the U.S. and the United Nations Security Council (each, a “Sanctions Authority”) (collectively, “Trade Controls”) applicable to the Company. Without limiting the foregoing, none of the Company, any Equityholder, any of their respective Affiliates or any Representative of any of the foregoing, (i) has been or is designated on, or is greater than fifty percent (50%) owned or controlled by any Person that has been or is designated on, any economic or financial sanctions list maintained by any applicable Sanctions Authority, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list maintained by a Sanctions Authority, (ii) has participated in any unauthorized or unlawful transaction involving or for the benefit of such a designated Person, or involving any country that is subject to territorial sanctions administered by any applicable Sanctions Authority or (iii) maintains, or has maintained, any offices, branches, operations, assets, investments, employees or agents in any country that is subject to territorial sanctions administered by any applicable Sanctions Authority. No Governmental Entity is investigating or has conducted, initiated or, to the Knowledge of the Company, threatened any investigation of the Company, any Equityholder, any of their respective Affiliates or any Representative of any of the foregoing in connection with an alleged or possible violation of any Trade Controls. The Company has not made any voluntary or involuntary disclosure to any Governmental Entity in connection with an alleged or possible violation of any Trade Controls.

Section 4.24            Affiliated Transactions. Except as disclosed on Schedule 4.24 of the Disclosure Schedules, there are no Related Party Transactions. Furthermore, (a) the Company does not provide, or cause to be provided, any assets, services or facilities to any Related Party, (b) no Related Party provides, or causes to be provided, any assets services or facilities to the Company and (c) the Company does not beneficially own, directly or indirectly, any interests or investment assets of any Related Party; provided that, in the case of (a) and (b), other than the delivery or provision of any employment services or consulting services.

Section 4.25            Data Privacy.

(a)            Except as set forth on Schedule 4.25(a) of the Disclosure Schedules, for the past three (3) years, the Company (i) is and has been in material compliance with all applicable Data Requirements, (ii) contractually requires that all vendors and other service providers who have access to, receive or process Personal Information, from or on behalf of the Company, comply in all material respects with all applicable Privacy Laws (and, to the Knowledge of the Company, no such vendor or service provider has violated any Privacy Laws with respect to Personal Information processed on behalf of the Company), and (iii) uses reasonable efforts, materially consistent with applicable Privacy Laws, designed to protect the security, privacy, confidentiality and integrity of all Personal Information held by the Company. The distribution, license and sale of the Company Products and the storage, processing, distribution and use by the Company of all Personal Information collected in connection with such Company Products comply in all material respects with all applicable Data Requirements. The Company has in place and have provided or published privacy notices and policies in respect of Personal Information processed by the Company.

(b)            The Company does not directly collect, process or store any credit, debit or other payment card information. The Company does not sell Personal Information for monetary compensation.

(c)            Except as set forth on Schedule 4.25(c) of the Disclosure Schedules, the Company has not suffered any Security Incident. To the Company’s knowledge, no service provider (in the course of providing services for or on behalf of the Company) has suffered any Security Incident. The Company has not provided or been legally required to provide any notice to data owners or any Governmental Entity in connection with any unauthorized access, use, or disclosure of Personal Information.

(d)            For the past (3) years, the Company has taken commercially reasonable technical, administrative and physical measures designed to safeguard the Systems and Sensitive Data, including implementing and maintaining a reasonable data security program with plans, policies and procedures for physical and cyber security, disaster recovery, business continuity and incident response, including reasonable and appropriate training. The Company has used commercially reasonable efforts to implement material security patches that are generally available for the Systems. True and correct copies of all privacy policies as currently adopted or as have been adopted in the past three (3) years of the Company have been delivered to Purchaser.

(e)            The Transactions (including the disclosures made by the Company in the course of the due diligence in anticipation of the Transactions) are not in material breach of applicable Data Requirements. No consent by or notice to any customer, end user, data subject or Governmental Entity is required in order to permit the lawful transfer of all Sensitive Data in the possession or control of the Company to Purchaser, to the extent such transfer is required by the Transactions. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company from receiving or using Sensitive Data in the manner in which the Company currently receive and use Sensitive Data.

(f)            The Company has not received any written communication from any Governmental Entity or other Person with respect to any actual or alleged noncompliance with any applicable Data Requirements by the Company or any agent or subcontractor of the Company. There is no ongoing or, to the Knowledge of the Company, threatened litigation or other dispute, investigation or enforcement proceeding by any Governmental Entity or individual with respect to any actual or alleged noncompliance with any applicable Data Requirements by the Company.

Section 4.26            Government Contracts and Government Contract Bids.

(a)            Schedule 4.26(a) of the Disclosure Schedules sets forth a list as of the date hereof of (i) each Government Contract (and subcontract), involving the payment or potential payment to the Company of more than $50,000, for which the period of performance has not expired or terminated or final payment has not been received (each, a “Material Active Government Contract”) and (ii) each outstanding Government Contract Bid submitted by the Company (each, an “Active Government Contract Bid”). To the Knowledge of the Company, all Active Government Contracts were legally awarded and are binding on the parties thereto. The Company has made available to Purchaser true and correct copies of all Material Active Government Contracts and Active Government Contract Bids. “Active Government Contract” shall mean each Government Contract (and subcontract), for which the period of performance has not expired or terminated or final payment has not been received.

(b)            The Company has complied with all material terms and conditions of such Active Government Contracts and Active Government Contract Bids, including any applicable Laws or regulations incorporated therein, either expressly by reference or by operation of law where and as applicable to each Active Government Contract and Active Government Contract Bid. Since July 1, 2017, all representations, certifications and statements executed, acknowledged, or submitted in connection with any Government Contract or Government Contract Bid were current, accurate and complete in all material respects as of the date made.

(c)            Since July 1, 2017, (i) no Governmental Entity nor any prime contractor or higher-tier subcontractor under an Active Government Contract has notified the Company in writing or, to the Knowledge of the Company, orally of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term, (ii) the Company has not received a written cure notice, show cause notice, stop work order or deficiency notice relating to the Active Government Contracts, (iii) no Government Contract of the Company has been terminated for default or cause and the Company has not been threatened in writing or, to the Knowledge of the Company, orally with termination for default or cause that remains unresolved with respect to any Active Government Contract, and (iv) the execution, delivery or performance of this Agreement will not result in a violation, breach, or default by the Company under any Active Government Contract.

(d)            The Company (i) is not a party to any material outstanding claims or contract disputes relating to the Active Government Contracts under the Contract Disputes Act of 1978 or any other applicable Law, and (ii) has not received, and to the Knowledge of the Company, has not been threatened to a claim against the Company for breach of contract or violation of any applicable Laws.

(e)            Since July 1, 2017, neither the Company nor any of its Principals has been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract. To the Knowledge of the Company, no suspension, debarment, or exclusion action has been commenced or threatened against the Company or any of its Principals. Since January 1, 2018, the Company has had no discussions with any suspending and debarring official of any Governmental Entity relating to the responsibility of the Company or any of its Principals, agents, or employees. To the Knowledge of the Company, no facts exist that reasonably could be expected to result in the suspension or debarment of the Company or any of its Principals.

(f)            Since July 1, 2017, the Company has not received any written or, to the Knowledge of the Company, oral notice of any pending or threatened civil or criminal investigation, prosecution, administrative proceeding or audit related to any Government Contract or Government Contract Bid by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or related to any Government Contract or Government Contract Bid. The Company has made available to Purchaser true and complete copies of all final or, if there is no final, draft versions of all reports issued by Governmental Entities pertaining to all such audits except for those reports relating to Government Contracts with disclosure restrictions.

(g)            Since July 1, 2017, the Company has not made any disclosure, whether voluntary or pursuant to the mandatory disclosure provisions located at FAR 9.406-2(b)(1)(vi), 9.407-2(a)(8) and/or 52.203-13, in writing to any Governmental Entity or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of an applicable Law, regulation, or a contract requirement, or with respect to any alleged false statements, false claims, fraud, defective pricing, overpayments, time mischarging or similar misconduct by the Company or any of its Principals relating to any Government Contract or Government Contract Bid; nor, to the Knowledge of the Company, is the Company required to make any such disclosure to a Governmental Entity.

(h)            Schedule 4.26(h) of the Disclosure Schedules sets forth all facility security clearances held by the Company that the Company is permitted by Law to disclose. The Company is in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. To the Knowledge of the Company, there are no facts or circumstances that could reasonably result in the suspension or termination of any facility security clearance held by the Company, or any personnel security clearance held by any employee of the Company.

(i)            Since July 1, 2017, no written past performance report relating to a Government Contract and made available to the Company contains any rating less than “Satisfactory” or “Acceptable.” To the Knowledge of the Company, no facts exist that reasonably could be expected to have a material adverse effect upon the Company’s Active Government Contract Bids. Except for Government Contracts with disclosure restrictions, the Company has made available to Purchaser true and complete copies of all past performance reports made available to the Company since July 1, 2017.

(j)            Since July 1, 2017, the Company has not made any materially false, misleading, or inaccurate statement to a Governmental Entity or a higher-tier contractor, nor submitted any materially false, misleading, or inaccurate information or claim to a Governmental Entity or a prime contractor. With respect to each Active Government Contract or Active Government Contract Bid: (i) to the Knowledge of the Company, there are no criminal allegations against the Company under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state Laws; (ii) to the Knowledge of the Company, there are no administrative audit, civil fraud or criminal investigations or allegations against the Company by any Governmental Entity, any prime contractor, any higher-tier subcontractor or any third party such as could give rise to a claim under the False Claims Act, the Truthful Cost and Pricing Data Act, or to any request for a reduction in the price of any of the Government Contracts; (iii) there are no material requests by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or a material claim of defective pricing; (iv) there are no material, outstanding claims or requests for equitable adjustment by or against the Company in connection with its Government Contracts; and (v) to the Knowledge of the Company, the Company is not the subject of any actual or, threatened “whistleblower” or “qui tam” lawsuit.

(k)            The Company has not received any written notice that any Governmental Entity or higher-tier contractor currently plans (i) not to exercise any option period under any Active Government Contract or (ii) to terminate any Active Government Contract.

(l)            Since July 1, 2017, all costs billed to a Governmental Entity or higher tier contractor under a cost reimbursement Government Contract were allowable under the terms of Laws and the Government Contract.

(m)            Since July 1, 2017, to the Knowledge of the Company, no Governmental Entity or higher-tier contractor has found the Company not to be a responsible contractor, as that term is used in FAR Part 9, in connection with the award of a Government Contract.

(n)            To the Company’s Knowledge, no Government Contract or Government Contract Bid is currently the subject of any bid protest before any Governmental Entity.

(o)            Except as set forth on Schedule 4.26(o) of the Disclosure Schedules, since July 1, 2017, to the Knowledge of the Company, no Active Government Contract has been awarded, nor any of the Company’s Active Government Contract Bids submitted, on the basis of the Company’s status as (i) a Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121), (ii) a Small Disadvantaged Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 124), (iii) a Service-Disabled Veteran-Owned Small Business or a Veteran-Owned Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 125), (iv) a Veteran-Owned Small Business, (v) a Woman-Owned Small Business, or (vi) a U.S. Small Business Administration Section 8(a) Program participant. Each of the foregoing Government Contracts was obtained and has been performed in material compliance with the Laws applicable to the small business and other government contracting preference programs applicable to such Government Contract.

Section 4.27            Company Waterfall. The Company Waterfall sets forth the proceeds each Equityholder shall receive at the Closing, including (a) the Closing Cash Pro Rata Percentage for each series of Company Stock and each Vested Option, (b) the Closing Stock Pro Rata Percentage for each series of Company Stock, (c) the Additional Merger Consideration Pro Rata Percentage for each series of Company Stock, (d) the portion of the Estimated Closing Cash Consideration each Equityholder shall receive at the Closing, and (e) the portion of the Stock Consideration (if any) each Stockholder shall receive at the Closing, which are accurate and complete in all respects and have been prepared in accordance with the Charter and the Company’s other Charter Documents.

Section 4.28            COVID-19. Except for the EIDL Loan, the Company has not applied for, taken advantage of or received any grant, loan, forbearance or other type of relief, benefit or accommodation established by the CARES Act (including the Paycheck Protection Program or Economic Injury Disaster Loan Program) or any other Law established in connection with COVID-19 (“Coronavirus Aid”). All statements and certifications made by or on behalf of the Company, the Equityholders or any of their respective Affiliates or Representatives in connection with any Coronavirus Aid, including any applications or forms completed or submitted in connection therewith, were accurate and complete when made, and all Coronavirus Aid obtained, including the EIDL Loan, was duly authorized by all required corporate or other action of such Person. The Company (i) was eligible for all Coronavirus Aid obtained, including the EIDL Loan, at the time of its application or request therefor and at the time it obtained such Coronavirus Aid, (ii) properly certified its eligibility for Coronavirus Aid to all applicable lenders or Governmental Entities and (iii) since obtaining all Coronavirus Aid has complied with each of the requirements, terms and conditions applicable thereto, including any of the foregoing applicable to the EIDL Loan, in all respects.

Section 4.29            No Disqualifying Events. To the Knowledge of the Company, no Disqualifying Event is applicable to the Company or any Company Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

Section 4.30            No Additional Representations. The representations and warranties of the Company expressly set forth in this Agreement (including the related portions of the Disclosure Schedules) or in any of the other Transaction Documents are the exclusive representations and warranties made by the Company in connection with the Transactions and the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or Representatives in connection with the Transactions (including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, or Representative of the Company), other than the representations and warranties of the Company expressly set forth in this Agreement (including the related portions of the Disclosure Schedules) or in any other Transaction Document.

Article V.
REPRESENTATIONS AND WARRANTIES OF Purchaser AND MERGER SUB

Purchaser and Merger Sub represent and warrant to the Stockholders severally as follows as of the date hereof and as of the Closing (except where a particular date or time is otherwise specified):

Section 5.01            Organization; Authorization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Following the execution and delivery of this Agreement, Purchaser and Merger Sub have full power and authority to execute and deliver the Transaction Documents to which they are a party, to consummate the Transactions and to perform their obligations thereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and each other Transaction Document to which Purchaser or Merger Sub is a party and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been (or will be prior to Closing) duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser and Merger Sub and no stockholder votes are necessary to authorize this Agreement or the other Transaction Documents to which Purchaser or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the filing and recordation of the Certificate of Merger. The Transaction Documents to which Purchaser or Merger Sub is a party (as applicable) to be executed and delivered by Purchaser or Merger Sub (as applicable) and, assuming due authorization, execution and delivery by the other parties thereto, constitute, or will constitute at the Closing, a legal, valid and binding obligation of Purchaser or Merger Sub (as applicable), enforceable in accordance with their respective terms and conditions (except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles).

Section 5.02            Governmental Approval. Neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution or delivery by it of the Transaction Documents to which such Person is a party, or the consummation of the Transactions, and no consent, approval or authorization of any Governmental Entity is required to be obtained by Purchaser or Merger Sub in connection with the execution and delivery of the Transaction Documents to which such Person is a party or the consummation of the Transactions.

Section 5.03            Brokerage. Except for arrangements for which Purchaser or Merger Sub shall be solely responsible, there is no Liability (or any basis for any Liability) for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any act, statement or Contract made, or alleged to have been made, by or on behalf of Purchaser, Merger Sub, any of their respective Affiliates or any Representative retained by, or acting for or on behalf of, any of the foregoing.

Section 5.04            Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or Merger Sub at Law or in equity, or before or by any Governmental Entity, which would adversely affect Purchaser’s or Merger Sub’s performance under the Transaction Documents to which it is a party or the consummation of the Transactions. No event has occurred nor do any circumstances exist that may give rise to, or serve as a basis for, any such Actions.

Section 5.05            Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of Purchaser, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by the Transaction Documents. Except for obligations or liabilities incurred in connection with the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any other Person.

Section 5.06            Non-Contravention. Neither the execution and delivery of this Agreement or any other Transaction Document to which Purchaser or Merger Sub is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (i) violate any Laws to which Purchaser or Merger Sub is subject, (ii) violate any provision of Purchaser’s or Merger Sub’s Charter Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Purchaser or Merger Sub under, any agreement, contract, lease, license, instrument or other arrangement to which Purchaser or Merger Sub is a party or by which any of them is bound or to which any of their assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Purchaser’s or Merger Sub’s performance under this Agreement or any other Transaction Document to which Purchaser or Merger Sub is a party or the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser or Merger Sub is a party.

Section 5.07            Financing. The Purchaser acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing and as of the Closing, Purchaser shall have, sufficient available cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. At the Closing, the available cash of Purchaser will be sufficient, for Purchaser to enable it to pay (A) the Estimated Closing Cash Consideration and (B) all other cash amounts required to be paid at the Closing in connection with the Transactions. The obligations of Purchaser and Merger Sub under this Agreement are not subject to any conditions regarding Purchaser’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 5.08            No Reliance. Each of Purchaser and Merger Sub acknowledge and agree that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business and the Company and the assets, condition, operations and prospects of the Business and the Company. In entering into this Agreement, the Purchaser and Merger Sub acknowledge that, other than as expressly set forth in this Agreement (including the Disclosure Schedules) or in any other Transaction Document, (a) neither the Equityholders or the Company nor any of their respective Affiliates, agents or Representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Purchaser and Merger Sub or their agents or Representatives prior to the execution of this Agreement, including any presentation to the Purchaser or its agents or Representatives by management of the Company or materials furnished in the on-line data site prepared by the Equityholders or the Company or other due diligence information provided to the Purchaser or Merger Sub or their agents or Representatives or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company and (b) to the fullest extent permitted by Law, none of the Equityholders, the Company, nor, directors, officers, employees, agents or Representatives shall have any direct personal liability or responsibility whatsoever to the Purchaser or its Affiliates on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or Merger Sub prior to the execution of this Agreement, including any presentation to the Purchaser, Merger Sub or their agents or Representatives by management of the Company or materials furnished in the on-line data site prepared by the Company or other due diligence information provided to the Purchaser or its Representatives. Except for the representations and warranties expressly set forth in this Agreement (including the related portions of the Disclosure Schedules) or in any other Transaction Document, Purchaser has not relied on any statement or representation in making its decision to acquire the Business and the Company Stock.

Section 5.09            No Disqualifying Events. To the knowledge of Purchaser, no Disqualifying Event is applicable to Purchaser or any Purchaser Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

Section 5.10            No General Solicitation. Neither Purchaser nor any person acting on its behalf (except, for purposes of this Section 5.09, the Company or any of its Affiliates) has conducted any “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act) in connection with the offer or sale of the Stock Consideration and neither Purchaser, nor any person acting on its behalf (except, for purposes of this Section 5.09, the Company or any of its Affiliates), has offered any of the Stock Consideration in a manner involving any public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

Section 5.11            No Additional Representations. The representations and warranties expressly set forth in this Agreement and any other Transaction Document are the exclusive representations and warranties made by Purchaser and Merger Sub and Purchaser and Merger Sub each disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Equityholders or any of their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or the Equityholders by any director, officer, employee, agent, consultant, or representative of Purchaser or Merger Sub), other than the representations and warranties expressly set forth in this Agreement and any other Transaction Document.

Article VI.
COVENANTS

Section 6.01            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser in its sole discretion, the Company shall (a) conduct the Business in the Ordinary Course of Business consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact the current business organization and operations of the Company, including the Business, and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders and vendors, regulators of, and others having relationships with, the Business or the Company, (c) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, permitted and advisable under applicable Law to satisfy the closing conditions set forth in Article VII and consummate and make effective the Transactions as promptly as practicable, including obtaining, making or sending, as applicable, all notifications, filings, registrations, approvals, consents and waivers that are necessary to consummate the Transactions (including those consents and approvals required by Section 3.04(a)), (d) not take any action that could reasonably be expected to delay, hinder or prevent the consummation of the Transactions, and (e) not permit any transfers of Company Stock except by will or intestacy or to a family member of the transferee or trust for the benefit of such a family member (for purposes of this clause (e), “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin). Without limiting the foregoing, other than as expressly approved in writing by the Purchaser, or as set forth on Schedule 6.01, from the date hereof until the Closing Date, the Company shall:

(a)            preserve and maintain all Permits of the Company;

(b)            pay all Indebtedness, Taxes and other obligations of the Company when due;

(c)            maintain the properties and assets of the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)            continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e)            defend and protect the properties and assets of the Company from infringement or usurpation;

(f)            perform, in all material respects, obligations of the Company under all Contracts relating to or affecting the properties, assets or business (including the Business) of the Company;

(g)            maintain the books and records of the Company in accordance with past practice;

(h)            comply in all material respects with all applicable Laws; and

(i)             not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02            Access. From the date hereof until the Closing, the Company shall: (i) afford Purchaser and its Representatives reasonable access to, and the right to inspect, all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company, and all of their respective personnel, customers and vendors, (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request, and (iii) instruct the Representatives of the Company to cooperate with Purchaser in its investigation of the Company, in each case, upon prior written notice and during normal business hours. Prior to the Closing, Purchaser shall comply with, and shall cause its Representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to the information disclosed or learned by any Representative of Purchaser pursuant to this Section 6.02, which Confidentiality Agreement will remain in full force and effect pursuant to its terms until the Closing, upon which the Confidentiality Agreement shall be terminated with regards to any obligations of Purchaser or its Affiliates pursuant thereto.

Section 6.03            No Solicitation of Other Bids.

(a)            The Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any Contracts (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)            In addition to the other obligations under this Section 6.03, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company, its Affiliates or any of its or their Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to result in, an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making such request, Acquisition Proposal or inquiry.

(c)            The Company agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.04            Consents; Information Statement.

(a)            The Company shall use its best efforts to obtain, as promptly as possible and in any event within seven (7) days following Purchaser’s initial public announcement of the execution and delivery of this Agreement, the Written Consent approved by Stockholders holding at least seventy percent (70%) of the voting power of the Company Stock, which Written Consent shall have become effective in accordance with Delaware Law. In accordance with Section 6.06, other than Stockholders (i) who are or have designees on the board of directors of the Company, (ii) who are or have designated observers on the board of directors of the Company subject to confidentiality obligations to the Company in such role, or are Knowledge Employees, in no event shall the Company distribute the Written Consent to any Stockholders or make any other communication or announcement to any Stockholders regarding this Agreement or the Transactions contemplated hereby prior to the announcement of this Agreement by Purchaser. Except as otherwise set forth in this Section 6.04, the materials submitted to the Stockholders in connection with obtaining the Written Consent shall be submitted to all Stockholders concurrently and include the Board Recommendation and the Information Statement. Promptly following receipt of the Written Consent approved by Stockholders holding at least seventy percent (70%) of the voting power of the Company Stock, the Company shall deliver a copy thereof to Purchaser, subject to Section 6.04(b). The Information Statement, as provided pursuant to Delaware Law and the Company’s Charter Documents shall contain: (a) the background and terms of the Merger, this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, (b) a statement that appraisal rights are available for the Company Stock pursuant to Section 262 of the Delaware Law (including a copy of Section 262 of the Delaware Law), (c) the Written Consent and a counterpart signature page thereto for such Stockholder, (d) a Joinder Agreement and (e) an Accredited Investor Questionnaire. The Information Statement shall comply as to form in all material respects with all applicable Law, including the Delaware Law and all applicable federal and state securities laws, including (i) the value of the constituent corporations, including recent historical financial data, (ii) the Company’s board of directors’ decision making process in supporting the Transaction and the reasons why the Company’s board of directors supported the Transaction, and (iii) potential conflicts of interest, including any financial interest that a director or officer may have in the Company, and be in a form and substance reasonably acceptable to Purchaser.

(b)            The Company shall circulate the Information Statement only to Stockholders that have the right to receive Merger Consideration in connection with the Transaction and in a manner that does not constitute any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act), including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or publicly on the Internet, or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Section 6.05            Director and Officer Liability and Indemnification. Prior to the Closing, Purchaser shall obtain a directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance for the benefit of the Surviving Corporation and covering the current and former directors and officers of the Company (the “D&O Indemnified Persons”) as of the date hereof for a period of six (6) years after the Closing (the “D&O Tail Policy”) in respect of acts or omissions occurring prior to the Closing, in each case, in an amount and in scope reasonably satisfactory to Purchaser; provided that, for the avoidance of doubt, Purchaser shall bear 50% of the fees, expenses and costs associated with obtaining the D&O Tail Policy. Neither Purchaser nor the Surviving Corporation shall modify or terminate the D&O Tail Policy in a manner that adversely affects the D&O Indemnified Persons following the Closing.

Section 6.06            Public Announcements. The Parties agree that none of the Company, the Stockholder Representative or any Equityholder or any Affiliates or Representatives of the foregoing may issue or make any press release or other public announcement, including in any trade journal or other publication or any announcement to any of the Company’s customers, vendors or employees or, prior to any public announcement of the Agreement by Purchaser, any communication or announcement to Stockholders (other than any communication to Stockholders (i) who are on or have designees the board of directors of the Company, who are or have designated observers on the board of directors of the Company subject to confidentiality obligations to the Company in such role, or are Knowledge Employees), in each case, of or related to this Agreement or the Transactions without the prior written consent of Purchaser. Notwithstanding the foregoing, the Equityholders shall be permitted to disclose the terms and provisions of this Agreement to their respective existing investors, lenders, directors, officers, and limited partners, provided such Persons are subject to contractual obligations of confidentiality, and the Stockholders shall be permitted to disclose the terms and provisions of this Agreement to such Stockholder’s tax, financial and other advisors who are subject to professional or contractual obligations of confidentiality. The Parties further agree that Purchaser may, in its sole discretion, issue or make any press release or other public announcement (including in any trade journal, other publication or securities filing) of or related to this Agreement or the Transactions, including publicly filing any Transaction Document; provided that prior to disbursement of any initial press release or other initial public announcement, Purchaser shall provide the Company an opportunity to review and comment on such press release or other public announcement, as the case may be and the Purchaser shall consider any comments in good faith. Without limiting the foregoing, Purchaser shall be permitted to submit a Nasdaq Listing of Additional Shares Notification in respect of the Stock Consideration and any other notice or information as may be required by applicable Nasdaq rules. Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to: (i) after the Purchaser’s public announcement of the Transactions, announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by Law or to advisors and Representatives of the Stockholder Representative and to the Stockholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto. Purchaser, the Company and the Stockholder Representative shall not make any press release or public announcement of or related to this Agreement or the Transactions, to the extent permitted by this Section 6.06, in any manner that constitutes “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act).

Section 6.07            Transfer Taxes. All transfer, documentary, sales, use, value added, gross receipts, conveyance, excise, recording, license, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (collectively, “Transfer Taxes”), if any, shall be borne equally by the Stockholders (in accordance with their respective Indemnity Pro Rata Percentages) and Purchaser. The Person(s) required to do so under applicable law will pay any such Transfer Taxes when due and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (the expense of which shall be borne by equally by the Stockholders (in accordance with their respective Indemnity Pro Rata Percentages) and Purchaser) and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

Section 6.08           Tax Matters.

(a)            Tax Sharing Agreements. Any and all existing Tax Sharing Agreements to which the Company is a party shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date. After the Closing Date, the Company shall not have any further rights or Liabilities thereunder or under any payables or receivables arising thereunder.

(b)            Cooperation on Tax Matters. The Equityholders and the Stockholder Representative shall reasonably cooperate, as and to the extent reasonably requested by Purchaser, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or Action and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Purchaser nor any of its Affiliates (including, following the Closing, the Company) shall have any obligation with respect to such matters addressed by this Section 6.08(b) beyond those set forth under Purchaser’s general policy on records retention.

(c)            Preparation of Tax Returns.

(i)            The Company shall not file any Income Tax Return or other material Tax Return on or prior to the Closing Date without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(ii)            The Parties acknowledge and agree that for U.S. federal income tax purposes, the taxable year of the Company will end on the end of the day on the Closing Date and, to the extent applicable Tax Laws in other jurisdictions so permit, the Parties will elect to cause the taxable year of the Company to terminate on the Closing Date. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns that are filed or required to be filed on or after the Closing Date by or with respect to the Company (“Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 6.08(d), unless otherwise required by this Agreement or, as reasonably determined by Purchaser, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Purchaser Prepared Return shall be prepared in accordance with any method consistent with applicable law determined in good faith by Purchaser. Each Purchaser Prepared Return that shows a Tax for which the Stockholders may have a liability under this Agreement shall be submitted to the Stockholder Representative for the Stockholder Representative’s review and comment at least thirty (30) days prior to the due date of such Tax Return. Purchaser shall incorporate any reasonable comments made by the Stockholder Representative into such Tax Return prior to filing. Purchaser shall cause each such Purchaser Prepared Return to be executed and timely filed with the appropriate Governmental Entity and shall cause to be timely paid any Taxes shown as due thereon.

(iii)            The Stockholder Representative (on behalf of the Equityholders) will pay (i) all Pre-Closing Taxes owed with respect to any Tax Return of the Company for any taxable period ending on or prior to the Closing Date and any Straddle Period and (ii) Purchaser’s costs and expenses of preparing any such Tax Return (subject to Section 6.08(d)), in each case no later than five (5) days prior to the due date thereof; provided that in each of clauses (i) and (ii), the Stockholder Representative shall pay such amounts solely from the Expense Fund and to the extent that funds are available therein.

(d)            Allocation of Tax Liability for Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax allocable to the Pre-Closing Tax Period shall in the case of any (i) Taxes other than gross receipts, value added, sales or use Taxes and Taxes based upon or related to income or payments, be deemed equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) Tax based upon or related to income or payments and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The costs and expenses of preparing any Tax Return for a Straddle Period shall be allocated in the same proportion as the Taxes payable with respect to such Tax Return.

(e)            Contest Provisions. To the extent this Section 6.08(e) conflicts with Section 8.05, this Section 6.08(e) shall control. Purchaser shall have the right to control all Actions with respect to Taxes or Tax Returns of the Company. For any Action with respect to Taxes or Tax Returns that relate to Pre-Closing Tax Periods of the Company that, if determined adversely to the Company or after the lapse of time, would be grounds for a claim for indemnity pursuant to Section 8.02 (a “Tax Contest”), (i) Stockholder Representative will have the right to participate (at the Stockholders’ expense) in such Tax Contest, which participation shall include (A) the right to receive notice and copies of all material correspondence received from any Governmental Entity and otherwise to be reasonably apprised of the initiation and status of such process, and (B) the right to receive copies of and comment on any material written materials to be provided to any Governmental Entity, and (ii) Purchaser shall not agree to a settlement or compromise of such Tax Contest without Stockholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Purchaser shall provide the Stockholder Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Taxing Authority that relate to any such Tax Contest within fifteen (15) Business Days of the receipt of such notice; provided that the failure or delay in providing such information will not reduce or affect the obligations of the Stockholders hereunder.

(f)            Pre-Closing Tax Matters. After the Closing Date, Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, except with the Stockholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (i), file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (ii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (iii) change any method or period of accounting or make any Tax election for the Company effective on or before the Closing Date, (iv) enter into any closing agreement or settle any Tax claim or assessment with respect to the Company for any Pre-Closing Tax Period, (v) surrender any right to claim a refund of Taxes of the Company for any Pre-Closing Tax Period; or (vi) take any action relating to Taxes or that could create a Tax liability for the Stockholders on the Closing Date (other than as expressly contemplated by this Agreement).

(g)            Intended Tax Treatment. For U.S. federal, and applicable state and local, Income tax purposes, the Parties intend that (i) the Merger qualify as a “reorganization” under Section 368(a) of the Code and (ii) Purchaser acquire at least eighty-one percent (81%) of the total combined voting power of all classes of stock entitled to vote and at least eighty-one percent (81%) of the total number of shares of all other classes of stock of the Company in exchange for Purchaser Stock (measured by reference to the Actual Purchaser Stock Closing Share Value) in accordance with the requirements of Sections 368(a)(2)(c)(ii) and 368(c) of the Code and the Treasury Regulations promulgated thereunder (such requirement in this clause (ii) the “Cash/Stock Consideration Mix Requirement” and such overall income Tax treatment described in clauses (i) and (ii), the “Intended Tax Treatment”). The Parties agree to report the Merger in a manner that is consistent with the foregoing Intended Tax Treatment unless otherwise required by applicable Law. The Parties agree that, after the Closing, notwithstanding any other provision herein, in no event shall Purchaser be required to make cash payments for distribution to the Stockholders under this Agreement that, in the aggregate would cause a failure of the Cash/Stock Consideration Mix Requirement.

(h)            Tax Refunds.

(i)            The Stockholders shall be entitled to the amount of any Tax refunds or credits (and any interest with respect thereto) that are received by Purchaser, the Company (or any of their respective Affiliates) for any Pre-Closing Tax Period (any such Tax refunds or credits, “Tax Refunds”). Purchaser and its Affiliates shall, and shall cause the Company to, reasonably cooperate to obtain any Tax Refund; provided, however, that Purchaser and its Affiliates shall not be required to amend any Tax Returns of the Company.

(ii)            Purchaser shall pay to the Paying Agent (for further distribution to the Stockholders), by wire transfer in immediately available funds, the amount of any Tax Refund that the Stockholders are entitled to pursuant to this Section 6.08(h), net of any Taxes and other reasonable out-of-pocket expenses with respect thereto, within ten (10) days of the actual receipt of such Tax Refunds (or in the case of a Tax Refund resulting from the utilization of a tax credit, the filing of the applicable Tax Return on which such credit was claimed).

(iii)            Notwithstanding anything herein to the contrary, the Stockholders shall not be entitled to any Tax Refund to the extent such Tax Refund (i) has been taken into account as an asset in the calculation of the Merger Consideration, (ii) relates to the carryback of any Tax attribute generated after the Closing Date, or (iii) is required to be paid to any other Person pursuant to any Contract or agreement entered into by the Company prior to Closing or pursuant to any applicable Law. To the extent any Tax Refund is subsequently disallowed, the Stockholders shall promptly repay the amount of such refund to Purchaser, along with any Taxes, penalties, interest or other reasonable out-of-pocket costs of Purchaser associated with such disallowance, within ten (10) days of Purchaser’s notice to the Stockholder Representative.

(iv)            Subject to the limitations and terms of Article VIII, prior to Purchaser making or authorizing any payment of any amounts due pursuant to this Section 6.08(h) to the Stockholders, Purchaser may offset against such payment any amounts owed to (or amounts validly claimed in good faith pursuant to any bona-fide claim for indemnification under Article VIII that has not then been finally determined and paid in accordance with Article VIII to be owed to) any Purchaser Indemnified Party in respect of Taxes pursuant to Article VIII hereof.

Section 6.09            R&W Insurance Policy. During the term of the R&W Insurance Policy, Purchaser shall not, and shall not permit the Company to, cancel, redeem, amend, waive or otherwise alter any term (including for the avoidance of doubt the survival period under the R&W Insurance Policy), right or condition of the R&W Insurance Policy in a manner that affects the insurer’s or insurers’ right of subrogation in a manner materially adverse to the Stockholders without the written consent of the Stockholder Representative.

Section 6.10            Further Assurances. At and after the Closing, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.11            Section 280G. Before the Closing Date, the Company shall use commercially reasonable efforts to (A) secure from each Person who has a right to any payments or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)), a waiver of such Person’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G and (B) seek the approval of its stockholders who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits. At least three (3) Business Days prior to obtaining the Section 280G waivers, and prior to seeking such stockholder approval, the Company shall provide the parachute payment calculations prepared by the Company or its advisors, drafts of such waivers and such stockholder approval materials to Purchaser for its review and approval (not to be unreasonably withheld, delayed or conditioned). Prior to the Closing, the Company shall deliver to Purchaser evidence that a vote of the Company’s stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.11 and that either (A) the requisite number of stockholder votes may be obtained with respect to the Waived 280G Benefits (the “280G Approval”) so that they may be paid or provided, or (B) the 280G Approval is not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.12            Employees and Benefits.

(a)            Purchaser agrees that, for a period of one year following the Closing (or, if earlier, until the date of termination of the relevant employee), the individuals who are employed by the Company as of the Closing Date and who continue in employment with the Company following the Closing Date (the “Continuing Employees”) shall be eligible to receive (i) base salaries or hourly wage rates, as applicable, that are at least as favorable as the base salaries or hourly wage rates provided to such Continuing Employees immediately prior to the Closing Date, and (ii) health and welfare benefits that are substantially similar, in the aggregate, to those provided to such Continuing Employees immediately prior to the Closing Date. Purchaser shall ensure that any employee health and welfare benefit plans or programs it maintains or adopts with respect to the Continuing Employees treat employment with the Company prior to the Closing Date the same as employment with Purchaser or the Company from and after the Closing Date for purposes of eligibility and vesting (including, without limitation, the satisfaction of any waiting periods under any welfare benefit plans maintained by Purchaser (the “Purchaser Welfare Plans”)) and, for purposes of any vacation plan or policy it adopts with respect to the Continuing Employees. No pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness and accident and medical benefits under Purchaser Welfare Plans will apply to Continuing Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the benefit plans maintained by the Company as of the Closing Date. Purchaser Welfare Plans in which a Continuing Employee participates after the Closing Date will recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during the plan year in which the Closing Date occurs, any payment made by such Continuing Employee in such plan year prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any corresponding Employee Benefit Plan.

(b)            The Company shall take or cause to be taken all actions necessary (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate each Company 401(k) Plan, effective as of no later than the day immediately prior to the Closing Date. The Company shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of each Company 401(k) Plan in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and no later than the day immediately prior to the Closing Date, the Company shall provide Purchaser with the final documentation evidencing that each Company 401(k) Plan has been terminated.

(c)            Nothing in this Section 6.12, whether express or implied, shall: (i) confer upon any Continuing Employee or other Person any rights, remedies, claims or causes of action, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Purchaser or its Affiliates (including, following the Closing Date, the Company) from modifying or terminating the employment or terms of employment of any Continuing Employee, including (A) the reassignment or other alteration of the status of any employee or (B) the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Employee Benefit Plan, Purchaser Welfare Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement.

Section 6.13            Standstill. From the date of this Agreement through the Closing Date (unless the Agreement is earlier terminated pursuant to Article IX, in which case this Section 6.13 shall expire upon public announcement of such termination by Purchaser), the Company will not, and will use its commercially reasonable efforts to cause its officers, directors, and Stockholders not to, without the prior written consent of Purchaser, directly or indirectly: (a) purchase or otherwise acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, offer, pledge, announce the intention to sell, sell, contract to purchase or sell, sell any option or contract to purchase or sell, purchase any option or contract to purchase or sell, grant any option, right or warrant to purchase or sell, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Purchaser Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Purchaser Stock, whether any such transaction described in the foregoing clause (a) or (b) is to be settled by delivery of Purchaser Stock or such other securities, in cash or otherwise.

Section 6.14            Irwin Street Lease. The Company shall use commercially reasonable efforts to promptly following the date hereof (and in any event prior to the Closing) (a) enter into an amendment to or (b) amend and restate, in its entirety, the Irwin Street Lease, in each case, on terms and in form and substance reasonably satisfactory to Purchaser.

Section 6.15            Employee Releases; Proposed Option Grants. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Purchaser, from each of the individuals set forth on Schedule V hereto, a duly executed acknowledgement of the termination of any Options proposed to be issued to such individuals (and to the extent indicated on Schedule V, a release of claims in respect of such proposed Option grants), in each case, in form and substance reasonably satisfactory to Purchaser.

Article VII.
CONDITIONS TO CLOSING

Section 7.01            Condition to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.

Section 7.02            Conditions to Obligations of Purchaser. The obligations of Purchaser and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions (collectively, the “Purchaser Conditions”):

(a)            Other than the Company Fundamental Representations, the representations and warranties of the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (in each case, other than with respect to the first sentence of Section 4.05, disregarding for this purpose any qualifications therein referencing the terms “materiality”, “Material Adverse Effect” or other terms of similar import or effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by the Company prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            The Written Consent approved by Stockholders holding at least eighty percent (80%) of the voting power of the Company Stock, shall (i) have been obtained and delivered to Purchaser and (ii) be in full force and effect and have not been amended, restated, supplemented or otherwise revised.

(d)            Unless otherwise waived by the Purchaser in its sole discretion, none of the Stockholders shall have exercised statutory appraisal rights pursuant to Section 262 of Delaware Law with respect to any shares of Company Stock.

(e)            No Action shall have been commenced against Purchaser, Merger Sub or the Company, which could reasonably be expected to prevent, delay or impede the Closing.

(f)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)            The Company shall have delivered to Purchaser duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.04.

(h)            No Key Employee shall have terminated or materially changed the nature of, or provided notice to the Company of such Key Employee’s intention to terminate or materially change the nature of, their employment with the Company.

Section 7.03            Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions (collectively, the “Company Conditions”):

(a)            Other than the Purchaser Fundamental Representations, the representations and warranties of Purchaser and Merger Sub contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (in each case, disregarding for this purpose any qualifications therein referencing the terms “materiality”, “Material Adverse Effect” or other terms of similar import or effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided that with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            Purchaser shall have delivered to the Company duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.05.

(d)            Purchaser shall have delivered to the Company evidence that the R&W Insurance Policy has been bound.

Section 7.04           Waiver. Purchaser and the Company (as applicable) may each, in its sole discretion, waive in writing, in whole or in part, conditionally or unconditionally, to the extent permissible under applicable Law, the completion of any Purchaser Conditions or Company Conditions, as the case may be.

Article VIII.
INDEMNIFICATION

Section 8.01           Survival of Representations, Warranties, Covenants and Agreements. All of the representations, warranties, covenants and agreements contained in this Agreement (including the obligations of the Stockholders to indemnify and hold harmless the Purchaser Indemnified Parties under Section 8.02) shall survive the Closing as set forth below:

(a)            all of the covenants and agreements contained in this Agreement shall survive until fully performed or observed in accordance with their terms (to the extent possible);

(b)            all representations and warranties in this Agreement (other than the Fundamental Representations) shall survive the Closing until the Indemnity Holdback Release Date; and

(c)            the Fundamental Representations shall survive until the date that is six (6) years following the Closing Date.

Notwithstanding the foregoing, (i) any representation, warranty or covenant that would otherwise terminate in accordance with the immediately preceding sentence shall, if a notice shall have been given under Section 8.05 or Section 8.06 (as applicable) on or prior to such termination date, survive until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII, and (ii) claims arising out of Fraud shall survive indefinitely.

Section 8.02           Indemnification by the Stockholders. The Stockholders shall, in accordance with their respective Indemnity Pro Rata Percentages, indemnify and hold harmless Purchaser, the Surviving Corporation and each of their respective Affiliates, and each of the equityholders, partners and Representatives of the foregoing, and any Person claiming by or through any of them (each, a “Purchaser Indemnified Party”), against and in respect of any Losses arising out of, resulting from, or incurred in connection with:

(a)            any inaccuracy or breach of any representation or warranty made by the Company, any Equityholder or the Stockholder Representative in this Agreement or any other Transaction Documents (in each case, other than with respect to Section 4.05, the existence of such inaccuracy or breach and, in each case, the Losses related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality”, “Material Adverse Effect” or other terms of similar import or effect);

(b)            the breach of, or failure to perform or observe, any covenant or agreement to be performed by any Equityholder, the Stockholder Representative or (prior to the Closing) the Company hereunder or under any other Transaction Document;

(c)            any Indebtedness and any Transaction Expenses (to the extent such amounts were not taken into account in the determination of the Adjusted Closing Consideration);

(d)            any Pre-Closing Taxes (to the extent such amounts were not taken into account in the determination of the Adjusted Closing Consideration);

(e)            any Action made by any Equityholder relating to the Transactions, including that any Equityholder or other Person is entitled to receive any amount in connection with the Transactions in excess of what such Person is entitled to receive pursuant to the terms hereof, including in connection with, or as a result of, (i) any demand for appraisal pursuant to Section 262 of Delaware Law or otherwise, (ii) any Contract with the Company or the Equityholders, (iii) any Law applicable to the Company or any Equityholder or (iv) any claim of ownership not disclosed hereunder; or

(f)            the matter disclosed on Schedule 8.02(f).

Section 8.03           Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each of the Stockholders, and any Person claiming by or through any of them (each, a “Stockholder Indemnified Party”), against and in respect of any and all Losses arising out of, resulting from, or incurred in connection with (a) any inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement, any of the other Transaction Documents (in each case, the existence of such inaccuracy or breach and, in each case, the Losses related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality”, “Material Adverse Effect” or other terms of similar import or effect) or in any certificate delivered pursuant hereto or thereto and (b) the breach of, or failure to perform, any covenant or agreement to be performed by Purchaser hereunder or under any other Transaction Document.

Section 8.04            Limitations on Indemnification.

(a)            Deductible.

(i)            Subject to Section 8.04(b), the Stockholders shall indemnify the Purchaser Indemnified Parties in respect of any Losses under Section 8.02(a) that exceed the Deductible; provided that this Section 8.04(a)(i) shall not apply to any Losses arising out of, resulting from or incurred in connection with (A) any inaccuracy or breach of any Company Fundamental Representation, (B) any claim based on Fraud, or (C) for the avoidance of doubt, matters described in Section 8.02(b) through Section 8.02(f).

(ii)            Subject to Section 8.04(b), Purchaser shall indemnify the Stockholder Indemnified Parties in respect of any Losses under Section 8.03(a) that exceed the Deductible; provided that this Section 8.04(a)(ii) shall not apply to any Losses arising out of, resulting from or incurred in connection with (A) any inaccuracy or breach of any Purchaser Fundamental Representation, (B) any claim based on Fraud or (C) for the avoidance of doubt, matters described in Section 8.03(b).

(b)            Cap.

(i)            The Stockholders’ maximum aggregate liability to the Purchaser Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with matters described in Section 8.02(a) shall not exceed the Cap; provided that the Cap shall not apply to any Losses to the extent such Losses arise out of, result from or are incurred in connection with (A) any inaccuracy or breach of any Company Fundamental Representation, (B) any claim based on Fraud, or (C) for the avoidance of doubt, any matters described in Section 8.02(b) through Section 8.02(f).

(ii)            The Stockholders’ maximum aggregate liability to the Purchaser Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with (A) any inaccuracy or breach of any Company Fundamental Representation, or (B) any claim based on Fraud, or (C) matters described in Section 8.02(b) through Section 8.02(f) shall not exceed the Enterprise Value; provided that, notwithstanding anything herein to the contrary, except for any claim based on Fraud, no Stockholder (other than the Founders) shall be obligated to indemnify for Losses under this Article VII in excess of the Merger Consideration actually received by such Stockholder.

(iii)            Purchaser’s maximum aggregate liability to the Stockholder Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with matters described in Section 8.03(a) shall not exceed the Cap; provided that the Cap shall not apply to any Losses to the extent such Losses arise out of, result from or are incurred in connection with (A) any inaccuracy or breach of any Purchaser Fundamental Representation, (B) any claim based on Fraud, or (C) for the avoidance of doubt, matters described in Section 8.03(b).

(iv)            Purchaser’s maximum aggregate liability to the Stockholder Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with (A) any inaccuracy or breach of any Purchaser Fundamental Representation (B) matters described in Section 8.03(b) or (C) any claim based on Fraud, shall not exceed the Enterprise Value.

(v)            Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes that (A) are attributable to Tax periods (or portions thereof) beginning after the Closing Date (except for a breach of the representations and warranties under Section 4.09(f), Section 4.09(g) and Section 4.09(i)), (B) that are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, credit, or other Tax attribute of the Company, (C) result from transactions or actions taken by Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Company) on the Closing Date after the Closing outside the Ordinary Course of Business, (D) would not have arisen but for a breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Company) under this Agreement with respect to Taxes unless any such action is otherwise required by applicable Law or (E) were reflected in the calculation of the Adjusted Closing Consideration.

(c)            Indebtedness and Transaction Expenses. Notwithstanding anything to the contrary herein, the Purchaser Indemnified Parties shall not have any right to indemnification pursuant to Section 8.02(c) to the extent such claim arises following the date that is one (1) year following the Closing Date.

Section 8.05            Procedures for Third-Party Claims.

(a)            In the case of any claim for indemnification arising from a claim of a third party (each a “Third-Party Claim”), the Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is actually prejudiced thereby). Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount of the Losses that has been or may be sustained by the Indemnified Party, in each case, to the extent reasonably practicable. Subject to the limitations set forth in this Section 8.05, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third-Party Claim (including appointing reputable counsel reasonably acceptable to the Indemnified Party to lead counsel in connection with such defense) at the Indemnifying Party’s expense, if within twenty (20) days of the Indemnifying Party’s receipt of a notice of a Third-Party Claim, the Indemnifying Party certifies to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all Losses (without a reservation of rights) relating to such Third-Party Claim, whether or not otherwise required hereunder. In any such event, the Indemnified Party shall cooperate in good faith in such defense. With respect to any claim in which the Indemnified Party is a Purchaser Indemnified Party, the Indemnifying Party shall not be entitled to assume or continue (as applicable) control of such defense (unless agreed to in writing by the Indemnified Party), and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) the Third-Party Claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Action or any Action involving a Governmental Entity, (ii) an adverse determination with respect to the Third-Party Claim giving rise to such claim for indemnification would reasonably be expected to have a material effect on any Purchaser Indemnified Party’s business relations or future business prospects, (iii) the Third-Party Claim is asserted directly or on behalf of a Person that is or has been a customer, supplier or subcontractor (or any subcontractor of a subcontractor) of any of the Purchaser Indemnified Parties, (iv) the Third-Party Claim seeks an injunction or equitable relief against any of the Purchaser Indemnified Parties, (v) the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (B) the Indemnified Party has one or more defenses not available to the Indemnifying Party, in each case, with respect to such Third-Party Claim, (vi) the Indemnifying Party fails to prosecute or defend such Third-Party Claim vigorously and diligently, (vii) the Indemnified Party reasonably concludes that the assumption of defense of the Third-Party Claim by an Indemnifying Party is reasonably likely to cause an Indemnified Party to lose coverage or have its coverage impaired under the R&W Insurance Policy, (viii) the Indemnified Party or the R&W Insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy, or (ix) the Indemnified Party reasonably believes that the Indemnifying Party lacks the financial resources to satisfy all Losses relating to the Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that the Indemnifying Party shall be responsible for reasonable fees and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such defense.

(b)            If the Indemnifying Party is not entitled to, or does not, assume control of such defense, or ceases control or its right to control any such defense, in each case, pursuant to this Section 8.05, the Indemnified Party shall have the right to control such defense without waiving any rights that the Indemnified Party may have against the Indemnifying Party under this Article VIII or otherwise. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party unless, pursuant to or as a result of such settlement or cessation, (i) neither injunctive or other equitable relief nor any other operational restrictions will be imposed against the Indemnified Party or any of its Affiliates, (ii) an unconditional term thereof is an express, unconditional and irrevocable release of the Indemnified Party from all Liabilities with respect to such Third-Party Claim with prejudice in form and substance reasonably acceptable to the Indemnified Party and (iii) there is no finding or admission of any violation of Law or wrongdoing by the Indemnified Party in connection therewith.

Section 8.06            Procedures for Inter-Party Claims.

(a)            In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder other than as a result of a Third-Party Claim, the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and the basis of such claim in reasonable detail (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is actually prejudiced thereby). The Indemnifying Party shall notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such liability (in accordance with Section 8.07) to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved as of the fifteenth (15th) day after timely delivery by the Indemnifying Party of the notice that it disputes its liability with respect to such claim, the Indemnified Party shall have the right to seek any and all available remedies in respect thereof.

(b)            For purposes of this Section 8.06, if the Stockholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Stockholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

Section 8.07            Payment of Losses.

(a)            From and after the Closing, any Losses arising out of, resulting from, or incurred in connection with the matters described in Section 8.02(a) (other than any inaccuracy in or breach of any Company Fundamental Representation or any claim based on Fraud) shall be satisfied in the following order: (i) first, from the Indemnity Holdback Amount and (ii) second, to the extent the aggregate amount of such Losses exceeds the then-remaining portion of the Indemnity Holdback Amount, by recovery under the R&W Insurance Policy.

(b)            From and after the Closing, any Losses arising out of, resulting from, or incurred in connection with any breach of, or inaccuracy in, the Company Fundamental Representations (other than any claim based on Fraud) shall be satisfied in the following order: (i) first, from the Indemnity Holdback Amount, (ii) second, to the extent the aggregate amount of such Losses exceeds the then-remaining portion of the Indemnity Holdback Amount, by recovery under the R&W Insurance Policy, and (iii) third, directly from the Stockholders (in accordance with their respective Indemnity Pro Rata Percentages).

(c)            From and after the Closing, any Losses arising out of, resulting from, or incurred in connection with any claim based on Fraud or the matters described in Section 8.02(b) through Section 8.02(f) shall, in each case, be satisfied at the sole discretion of Purchaser by any of the following, or any combination thereof: (i) from the Indemnity Holdback Amount, (ii) recovery under the R&W Insurance Policy and (iii) directly from the Stockholders (in accordance with their respective Indemnity Pro Rata Percentages).

(d)             Promptly, and in any event within five (5) Business Days following the final determination of the amount of any Losses payable to a Stockholder Indemnified Party pursuant to this Article VIII, Purchaser shall pay to the Paying Agent (for distribution to the applicable Stockholder Indemnified Parties) the amount of such Losses to the account or accounts designated by the Paying Agent.

Section 8.08            Indemnity Holdback Release. On the Indemnity Holdback Release Date, Purchaser shall release to the Paying Agent (for distribution to the Stockholders in accordance with the Company Waterfall), by wire transfer of immediately available funds to the account designated in writing by the Stockholder Representative to Purchaser, an amount equal to the positive difference, if any, between (i) the then-remaining balance of the Indemnity Holdback Amount, (ii) minus the amount of Losses for which any Purchaser Indemnified Party has made a claim for indemnification that has not then been finally determined and paid in accordance with this Article VIII. In the event any portion of the Indemnity Holdback Amount is not released on the Indemnity Holdback Release Date as a result of the first sentence of this Section 8.08, Purchaser shall promptly, and in any event within five (5) days, following written notice of the final determination of the amount of such Losses and, as applicable, payment thereof, release all or a portion of the Indemnity Holdback Amount in respect thereof, to the Paying Agent (for distribution to the Stockholders in accordance with the Company Waterfall), by wire transfer of immediately available funds to the account designated in writing by the Stockholder Representative to Purchaser, the then remaining balance of the Indemnity Holdback Amount (or any portion thereof that relates to claims for indemnification that have then been finally determined). The Parties agree and acknowledge that neither the Indemnity Holdback Amount, nor any release thereof, in whole or in part, pursuant to this Section 8.08, shall in any way limit the rights or remedies of any Purchaser Indemnified Party with respect to indemnification pursuant to this Article VIII or otherwise (including with respect to any claims in excess of the Indemnity Holdback Amount but otherwise subject to indemnification pursuant to this Article VIII or otherwise). In the event that the Indemnity Holdback Amount is depleted prior to the Indemnity Holdback Release Date, no payment of any amount that would otherwise be released pursuant to this Section 8.08 shall be made, and no Stockholder shall have the right to any future release of the Indemnity Holdback Amount.

Section 8.09            Exclusive Remedies. Notwithstanding anything in this Agreement or any Transaction Document to the contrary, except in the case of Fraud, no Stockholder shall have any Liability or be required to indemnify the Purchaser Indemnified Parties for any Loss resulting from any breach of any covenant, representation or warranty of any other Stockholder in any Transaction Document other than this Agreement.

Section 8.10            No Double Recovery. Notwithstanding anything herein to the contrary, no Stockholder shall be liable to the Purchaser Indemnified Parties for a Loss pursuant to this Article VIII to the extent that any Purchaser Indemnified Party shall have otherwise been compensated for such Loss pursuant to any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

Section 8.11            No Circular Recovery. No Stockholder, nor any of their respective Affiliates or Representatives, shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any of its Affiliates following the Closing in connection with any indemnification obligation or any other Liability to which such Person may become subject under or in connection with the Transaction Documents or the Transactions. Each Stockholder hereby agrees that no claim for indemnification (whether such claim is for Losses of any kind or otherwise, and whether such claim is pursuant to any Law, Charter Document, Contract or otherwise) will be made by or on behalf of such Stockholder against Purchaser or any Affiliate thereof with respect to any claim for indemnification brought by a Purchaser Indemnified Party against any Stockholder relating to the Transaction Documents or the Transactions. With respect to any claim for indemnification brought by a Purchaser Indemnified Party against any Stockholder relating to the Transaction Documents or the Transactions, the Stockholders expressly waive any right of subrogation, advancement, indemnification or other claim against the Company and its Affiliates with respect to any amounts owed by the Stockholders pursuant to this Article VIII or otherwise in connection with this Agreement.

Section 8.12            Treatment of Indemnity Payments. Any payment made pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration for Tax purposes unless otherwise required by applicable Law.

Section 8.13            Mitigation. The Purchaser Indemnified Parties shall have no obligation to (x) mitigate any Losses (except to the extent required by applicable Law), or (y) delay (and the Stockholders shall have no right to delay payment of) any claim or recovery with respect to any Losses that may be subject to reduction under this Section 8.13 for any reason (including to determine what amount will actually be received by any Purchaser Indemnified Party). Notwithstanding the preceding sentence, each Indemnified Party shall timely make and use commercially reasonable efforts to diligently pursue claims for insurance under the R&W Insurance Policy with respect to Losses that are covered under the R&W Insurance Policy and for which such Indemnified Party will seek indemnification pursuant to Section 8.02(a). Notwithstanding the foregoing, the amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds (including the R&W Insurance Policy), indemnification proceeds or other amounts actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of any deductibles or retentions and costs or expenses incurred in obtaining such insurance, including any increases in insurance premiums resulting from any insurance recovery). In the event that any insurance proceeds (including the R&W Insurance Policy) are actually received by any Indemnified Party with respect to any Losses for which such Indemnified Party has been indemnified by the Indemnifying Parties hereunder, such Indemnified Party shall refund to such Indemnifying Parties the aggregate amount of the indemnification actually recovered under this Agreement from the Indemnifying Party with respect to such Loss (in each case, after taking into account any costs or expenses incurred in obtaining such insurance proceeds, including any increases in insurance premiums resulting from any insurance recovery). For the avoidance of doubt, any out-of-pocket collection, recovery and enforcement costs shall constitute indemnifiable Losses (to the extent such Losses would otherwise be subject to indemnification pursuant to this Article VIII) irrespective of whether full or partial insurance coverage is available with respect the applicable claimed amount.

Article IX.
TERMINATION

Section 9.01            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Purchaser;

(b)            by Purchaser by written notice to the Company if:

(i)            neither Purchaser nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and such breach, inaccuracy or failure has not been cured by the Company within ten (10) Business Days of the Company’s receipt of written notice of such breach from Purchaser;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled within ninety (90) days following the execution and delivery of this Agreement, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)          the Company fails to deliver the Written Consent approved by Stockholders holding at least seventy percent (70%) of the voting power of the Company Stock within seven (7) days following Purchaser’s public announcement of the execution and delivery of this Agreement.

(c)            by the Company by written notice to Purchaser if:

(i)            the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) Business Days of Purchaser’s receipt of written notice of such breach from the Company; or

(ii)            any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled within ninety (90) days of the date of this Agreement, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become null and void (other than the provisions of this Section 9.02 and Article X) without any liability of any Party to any other Party except in the case of Fraud or any willful breach of any provision hereof. For purposes of this Agreement, “willful breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act, regardless of whether breaching was the conscious object of the act or failure to act. Subject to Section 10.04, nothing in this Section 9.02 will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement.

Article X.
MISCELLANEOUS

Section 10.01         The Stockholder Representative.

(a)            Each Equityholder, by virtue of such Equityholder’s approval of this Agreement, delivery of a Letter of Transmittal, Joinder Agreement or Option Surrender Agreement or acceptance of any consideration contemplated by Article II, shall have irrevocably nominated, constituted and appointed the Stockholder Representative as the agent, agent for service of process and true and lawful attorney-in-fact of such Equityholder, as of the Closing, with full power of substitution, to act in the name, place and stead of such Equityholder with respect to this Agreement and the taking by the Stockholder Representative of any and all actions (whether prior to, contemporaneously with, or after such nomination, constitution and appointment) and the making of any decisions required or permitted to be taken or made by the Stockholder Representative under this Agreement or any other Transaction Document, which in each case and as applicable shall have accordingly been ratified by such Equityholder, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Equityholders or otherwise) any and all documents and to take any and all actions that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate on or after the date hereof, including the power to act on behalf of any Equityholder in any dispute, litigation or arbitration involving this Agreement and the power to receive on behalf of, and to distribute (after payment of any unpaid expenses chargeable to an Equityholder in connection with the Transactions), all amounts payable to such Equityholder under the terms of this Agreement.

(b)            All notices delivered by Purchaser, Merger Sub or the Surviving Corporation to the Stockholder Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to the Equityholders.

(c)            Without limiting the generality of this Section 10.01 and notwithstanding anything to the contrary contained in this Agreement, Purchaser and Merger Sub shall be entitled to deal exclusively with the Stockholder Representative on all matters with respect to the Transactions, and each Purchaser Indemnified Party shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to Article VIII (except that nothing herein shall require the Stockholder Representative to make, or entitle the Stockholder Representative to receive, any payment on behalf of any Stockholder) and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Stockholder Representative, and on any other action taken or purported to be taken by the Stockholder Representative on behalf of any Equityholder by the Stockholder Representative, as fully binding upon such Equityholder.

(d)            If the Stockholder Representative shall die, become disabled, be dissolved, resign or be removed by the Equityholders, the Equityholders shall, within thirty (30) days after such death, disability, dissolution, resignation or removal, appoint a successor representative reasonably acceptable to Purchaser and Merger Sub as the replacement Stockholder Representative (such acceptance, not to be unreasonably withheld, delayed or conditioned). Any successor appointed pursuant to either of the preceding sentence shall become the “Stockholder Representative” for purposes of this Agreement.

(e)            No bond shall be required of the Stockholder Representative and the Stockholder Representative shall receive no compensation for its services other than pursuant to that certain engagement agreement entered into by the Stockholder Representative and certain of the Equityholders. The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(f)            Immediately prior to the Closing, the Company will wire US$50,000 (the “Expense Fund Amount”) to the Stockholder Representative, which will be held in a segregated account (the “Expense Fund”) and used for any expenses incurred by the Stockholder Representative. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

(g)            The Stockholder Representative hereby represents and warrants to Purchaser and Merger Sub that: (i) the Stockholder Representative is a limited liability company validly existing and in good standing under the Laws of the State of Colorado, (ii) the Stockholder Representative has all requisite limited liability company power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and (iii) this Agreement has been duly executed and delivered by the Stockholder Representative and, assuming the valid execution and delivery by all parties hereto, constitutes a valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, subject to the laws of agency, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 10.02          No Third-Party Beneficiaries. Except as expressly set forth in Section 2.11, Section 6.05, and Article VIII, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.03          Right to Offset. Subject to the limitations set forth in Article VIII, prior to Purchaser or the Stockholder Representative making or authorizing any payment of any amounts due pursuant to Section 3.06 or Article VIII of this Agreement to the Equityholders or Purchaser (as applicable), such Parties may offset against such payment any amounts actually owed to (or any amounts validly claimed to be owed in good faith pursuant to any bona-fide claim for indemnification under Article VIII that has not then been finally determined and paid in accordance with Article VIII to) the applicable Indemnified Party.

Section 10.04          Remedies.

(a)            Without limitation, if the Closing shall not have occurred because of a breach by the Company of its obligations under this Agreement, and all of the conditions set forth in Section 7.01 and Section 7.03 either been satisfied or previously waived in writing by the Company (or are capable of being satisfied but for such breach of the Company’s obligations under this Agreement), then Purchaser shall have the right to a court order specifically enforcing the provisions of this Agreement applicable to such breach and, in any event, to specifically force the Closing to occur and the Transactions, including the Merger, to be consummated.

(b)            Notwithstanding anything herein to the contrary, the Company, the Equityholders and the Stockholder Representative hereby agree that, in the event that the Equityholders, the Stockholder Representative or (prior to the Closing) the Company violate any provisions of this Agreement, the remedies at Law available to Purchaser or Merger Sub may be inadequate. In such event, Purchaser and Merger Sub shall each have the right, in addition to all other rights and remedies either may have, to specific performance or injunctive or other equitable relief (including rights of rescission) at any time to enforce or prevent any violations by the Equityholders, the Stockholder Representative, (prior to the Closing) the Company of this Agreement, including with respect to the provisions of Article VI.

(c)            Without limitation of any of the foregoing, if the Closing shall not have occurred because of a breach by the Purchaser or Merger Sub of its obligations under this Agreement, and all of the conditions set forth in Section 7.01 and Section 7.02 have either been satisfied or previously waived in writing by Purchaser (or are capable of being satisfied but for such breach of the Purchaser’s obligations under this Agreement), then Company shall have the right to a court order specifically enforcing the provisions of this Agreement applicable to such breach and, in any event, to specifically force the Closing to occur and the Transactions, including the Merger, to be consummated.

(d)            Notwithstanding anything herein to the contrary, the Purchaser hereby agrees that, in the event that the Purchaser violates any provisions of this Agreement, the remedies at Law available to the Equityholders and (prior to the Closing) the Company, may be inadequate. In such event, Equityholder and Stockholder Representative and (prior to the Closing) the Company shall each have the right, in addition to all other rights and remedies either may have, to specific performance or injunctive or other equitable relief (including rights of rescission) at any time to enforce or prevent any violations by the Purchaser or Merger Sub of this Agreement, including with respect to the provisions of Article VI.

Section 10.05         Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 10.06         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any of their financing sources as collateral security and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, that in the case of clause (a) or (b) foregoing, Purchaser shall remain primarily responsible for the performance of its obligations hereunder.

Section 10.07         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.08         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) delivered by email transmission, (c) mailed by prepaid first-class certified mail, return receipt requested or (d) mailed by overnight courier prepaid, to the Parties at the following addresses and email addresses, as applicable:

If to Purchaser, Merger Sub or, following the Closing, the Company:

AeroVironment, Inc.

900 Innovators Way

Simi Valley, CA 93065

E-mail: legalcounsel@avinc.com and teeterbalin@avinc.com

Attention: Melissa Brown; Jonah Teeter-Balin

with copies (which shall not constitute notice) to:

Massumi + Consoli LLP

2029 Century Park East, Suite 280

Los Angeles, CA 90067

Attention: Peter Massumi, P.C. and Michael Young

E-mail: pmassumi@mcllp.com and myoung@mcllp.com

If to the Stockholder Representative or the Stockholders, following the Closing:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
1201 West Peachtree Street, Suite 2900
Atlanta, GA 30309
Email: Jeffrey.Leavitt@us.dlapiper.com
Attention: Jeffrey Leavitt, Esq.

All such notices, requests and other communications will if delivered (i) personally to the address as provided in this Section 10.08 or by email transmission to the email address as provided in this Section 10.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, (ii) by mail in the manner described above to the address as provided in this Section 10.08, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 10.08, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.08. Any Party from time to time may change his, her or its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to each of the other Parties.

Section 10.10         Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed, if prior to the Closing, by the Company, Purchaser and Stockholder Representative, or, if after the Closing, by the Stockholder Representative and Purchaser. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless made in writing, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 10.11         Incorporation of Schedules and Exhibits. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.12         Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, expand, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 10.13         Interpretation. The words “include” and “including”, and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein will have the meaning given to such term in this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The words “herein”, “hereto”, “hereunder” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any reference herein to “dollars” or “$” shall mean United States dollars. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement. References to any statute, listing rule, rule, standard, regulation or other Law will be (a) interpreted to include any revision of or successor to the same, regardless of how it is numbered or classified and (b) deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. Any representation or warranty of the Company set forth in this Agreement shall also be deemed to apply to any predecessor of the Company (but shall be subject to any applicable time duration set forth in such representation or warranty).

Section 10.14         Governing Law; Waiver of Jury Trial; Jurisdiction. The internal laws of the State of Delaware, including its statute of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction, shall govern (a) all claims or Actions based upon, relating to or arising from this Agreement (including any tort, statutory or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. To the extent permitted under applicable Law, Each party hereby waives all rights to trial by jury in any action brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to the Transaction Documents, the transactions OR the relationships established among the parties hereunder. Each of the Parties (a) submits to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, any state or federal court located in the State of Delaware (the “Chosen Courts”), in any Action seeking injunctive relief and arising out of or relating to this Agreement and agrees that all claims in respect of such Action shall be heard and determined in any such court, (b) agrees that all claims in respect of such Action shall be heard and determined in the Chosen Courts and (c) agrees not to bring any such Action arising out of or relating to this Agreement in any court that is not a Chosen Court. Each Party also agrees not to bring any Action seeking injunctive relief arising out of or relating to the Transaction Documents in any other court. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.15         Arbitration. Except for Actions relating to or arising from Section 3.06 (which shall be resolved, in each case, in accordance with the dispute resolution provisions set forth therein) and for other claims seeking injunctive relief or specific performance (for which the provisions of Section 10.13 shall be applicable), any Action relating to or arising from the Transaction Documents or any breach or alleged breach thereof (“Arbitrable Dispute”) which the Parties have not been able to resolve in sixty (60) days following good faith negotiations (which the Parties shall be obligated to conduct during such sixty (60)-day period) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to (and as modified by) the following.

(a)            Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. Such demand for arbitration shall be in writing, shall be served on the Indemnified Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(b)            The arbitration shall be conducted by a single neutral arbitrator selected jointly by, if prior to the Closing, Purchaser and Company, or if following the Closing, Purchaser and the Stockholder Representative, who shall have at least fifteen (15) years of experience with respect to purchase agreements and other complex commercial contracts under Delaware law; provided that if Purchaser, Company and the Stockholder Representative, as applicable, cannot agree on the arbitrator, an arbitrator (with such qualifications) shall be appointed by the AAA within fifteen (15) days of being notified in writing of AAA’s need to make such appointment or as soon thereafter as may be practicable (the “Arbitrator”). Any arbitration pursuant hereto shall be conducted by the Arbitrator under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrator shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in Los Angeles, California, or such other location mutually agreed between Purchaser, Company and the Stockholder Representative, as applicable.

(c)            Except as provided herein (including pursuant to Article VIII to the extent such items constitute Losses): (i) each Party shall bear its own costs and fees incurred in connection with the arbitration; (ii) the fees and expenses of the Arbitrator and all other costs and expenses incurred in connection with the arbitration shall be borne by the non-prevailing Party in the arbitration, as determined by the Arbitrator; and (iii) notwithstanding the foregoing, the Arbitrator shall be empowered to require any one or more of the Parties to the arbitration to bear all or any portion of such costs and fees or the fees and expenses of the Arbitrator in the event that the Arbitrator determines such Party has acted unreasonably or in bad faith.

(d)            Unless the Parties to such arbitration otherwise agree in writing, or the Arbitrator otherwise orders, the arbitration shall be conducted on an expedited basis, testimony and briefing will be concluded no later than one hundred twenty (120) days after the arbitration is initiated, each Party shall be entitled to take at least one deposition, the award shall be made in writing no more than thirty (30) days following the end of such arbitration, and all facts and circumstances relating to such arbitration, including the existence of the Arbitrable Dispute and the ultimate resolution, shall be kept confidential in accordance with a confidentiality Contract containing customary terms to be agreed to by the Parties to such arbitration.

(e)            The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including specific performance of any obligation created under this Agreement, the awarding of Losses, the issuance of an injunction or order for specific performance, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrator’s decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the Parties. The decision and award of the Arbitrator shall be final and binding. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make its determination in accordance therewith and shall in no event award Losses in excess of any applicable limit on indemnification set forth in this Agreement or against any Person in contravention of the provisions of this Agreement. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrator entered in any court having jurisdiction thereof.

(f)             No Party shall file any suit, motion, petition or otherwise commence any Action for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrator. Upon the entry of an order dismissing or staying any Action filed contrary to the preceding sentence, the Person which filed such Action shall promptly pay to the other Person the reasonable attorney’s fees, costs and expenses incurred by such other Person prior to the entry of such order.

(g)            The Parties agree that it is their intention that all Arbitrable Disputes be governed by this Section 10.14 and agree to cause any of their Affiliates to observe the provisions of this Section 10.14.

Section 10.16         Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company and Equityholders set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article IV, but only to the extent that it is reasonably apparent on the face of such disclosure (without reference to any other materials) that it applies to such other section or subsection of Article IV. The information contained in this Agreement and in the Company Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third-party of any matter whatsoever (including any violation of Law or breach of contract).

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

AEROVIRONMENT, INC.

By:	/s/ Trace Stevenson
Name: Trace Stevenson
Its: Senior Vice President of Unmanned Systems

MERGER SUB:

TROPIC MERGER SUB, INC.

By:	/s/ Trace Stevenson
Trace Stevenson
Its: President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

TOMAHAWK ROBOTICS, INC.

By:	/s/ Brad Truesdell
Name: Brad Truesdell
Its: Chief Executive Officer and Secretary

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Its: Managing Director

Signature Page to Agreement and Plan of Merger